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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223715

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated July 24, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 3, 2018)

7,000,000 Shares

WillScot Corporation

        We are offering 7,000,000 shares of our Class A Common Stock, par value $0.0001 per share (the "Common Stock"). At an assumed offering price of $15.80 per share, the closing price of our Common Stock on the Nasdaq Capital Market ("Nasdaq") on July 20, 2018, we would expect to raise gross proceeds of $110.6 million.

        We intend to use the net proceeds of this offering, together with the net proceeds of the Other Financing Transactions (as defined herein), to fund the Cash Consideration (as defined herein) for the ModSpace Acquisition (as defined below) and to pay related fees and expenses. This offering is not contingent upon the completion of the Other Financing Transactions or the consummation of the ModSpace Acquisition, which, if completed, will occur subsequent to the closing of this offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any other securities to be sold or placed in the Other Financing Transactions. If the ModSpace Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes. For more information, see "Summary—The Transactions."

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,050,000 additional shares of our Common Stock at the public offering price less the underwriting discount. See "Underwriting" beginning on page S-55 of this prospectus supplement.

        Our Common Stock is listed on Nasdaq, under the symbol "WSC." On July 20, 2018, the closing price per share of our Common Stock was $15.80 per share.

        Investing in shares of our Common Stock involves risks. See "Risk Factors" beginning on page S-32 of this prospectus supplement and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to WillScot	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. See "Underwriting."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about                , 2018.

Joint Book-Running Managers

Barclays	Deutsche Bank Securities	Morgan Stanley	BofA Merrill Lynch
Credit Suisse			ING

The date of this prospectus supplement is                , 2018.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the shares of Common Stock that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the shares of Common Stock that we are currently offering. Generally, the term "prospectus" refers to both parts combined.

        You should read this prospectus supplement along with the accompanying prospectus. You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or any free writing prospectus that we may authorize or provide is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. The shares of Common Stock are being offered and sold only in jurisdictions where offers and sales are permitted.

        This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled "Where You Can Find More Information and Incorporation by Reference."

        If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

        References to "WillScot," "WSC," the "Company," "we," "us" and "our" in this prospectus supplement and the accompanying prospectus are to WillScot Corporation and its consolidated subsidiaries or, as the context may require, WillScot Corporation only.

NON-GAAP FINANCIAL MEASURES

        This prospectus supplement includes our Adjusted EBITDA, Adjusted Bank EBITDA and Adjusted Gross Profit and ModSpace's Adjusted EBITDA, each of which is a non-GAAP financial measure. See "Summary—Summary Historical and Pro Forma Consolidated Financial Data of WillScot—Non-GAAP Financial Measures and Reconciliations" and "Summary—Summary Consolidated Financial Data of ModSpace—Non-GAAP Financial Measures and Reconciliations" in this prospectus supplement for the definitions of such non-GAAP financial measures and reconciliations to the most directly comparable generally accepted accounting principles ("GAAP") measures.

        Each of these is a key metric used by management to assess financial performance. Our business is capital intensive and these additional metrics allow management to further evaluate our operating performance. Our Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to our business operations including net currency gains (losses), goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans and other discrete expenses. Adjusted Bank EBITDA is defined in the ABL Facility (as defined below) as Adjusted EBITDA, further adjusted to include pre-acquisition Adjusted EBITDA for our acquired companies, Acton and Tyson (as defined below) and to exclude certain costs, including costs

S-ii

incurred related to equity offerings or other financing costs, and costs incurred related to enhanced accounting functions and public company costs, plus projected net cost savings, including synergies, to result from actions taken or expected to be taken from implementation of cost savings initiatives, business optimization and other restructuring and integration charges. Our Adjusted Gross Profit is defined as gross profit excluding depreciation and amortization.

        ModSpace's Adjusted EBITDA is defined under ModSpace's credit agreement as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency losses, goodwill and other impairment charges, restructuring costs, non-cash charges for stock compensation plans and other non-recurring expenses.

        Each of our Adjusted EBITDA, Adjusted Bank EBITDA, Adjusted Gross Profit and ModSpace's Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for analysis of, results as reported under GAAP. Our and ModSpace's measurements of these metrics, as applicable, may not be comparable to similarly titled measures of other companies.

S-iii

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein or therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements, including statements about the ModSpace Acquisition and the related financing transactions, relate to expectations for future financial performance, business strategies or expectations for our business. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Specifically, forward-looking statements may include statements relating to:

  •
  our ability to effectively compete in the modular space and portable storage industry;

  •
  changes in demand within a number of key industry end-markets and geographic regions;

  •
  effective management of our rental equipment;

  •
  our ability to acquire and successfully integrate new operations;

  •
  market conditions and economic factors beyond our control;

  •
  our ability to properly design, manufacture, repair and maintain our rental equipment;

  •
  our operating results or financial estimates fail to meet or exceed our expectations;

  •
  operational, economic, political and regulatory risks;

  •
  the effect of changes in state building codes on our ability to remarket our buildings;

  •
  our ability to effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment;

  •
  foreign currency exchange rate exposure;

  •
  increases in raw material and labor costs;

  •
  our reliance on third party manufacturers and suppliers;

  •
  risks associated with labor relations, labor costs and labor disruptions;

  •
  failure to retain key personnel;

  •
  the effect of impairment charges on our operating results;

  •
  our inability to recognize or use deferred tax assets and tax loss carry forwards;

  •
  our obligations under various laws and regulations;

  •
  the effect of litigation, judgments, orders or regulatory proceedings on our business;

  •
  unanticipated changes in our tax obligations;

  •
  any failure of our management information systems;

  •
  our ability to design, implement and maintain effective internal controls, including disclosure controls and controls over financial reporting;

  •
  natural disasters and other business disruptions;

  •
  our exposure to various possible claims and the potential inadequacy of our insurance;

S-iv

  •
  our ability to deploy our units effectively, including our ability to close projected unit sales;

  •
  any failure by our prior owner or its affiliates to perform under or comply with our transition services and intellectual property agreements;

  •
  our ability to fulfill our public company obligations;

  •
  our subsidiaries' ability to meet their debt service requirements and obligations;

  •
  our subsidiaries' ability to take certain actions, or to permit us to take certain actions, under the agreements governing their indebtedness; and

  •
  other risks and uncertainties described in our Annual Report on Form 10-K, filed with the Securities Exchange Commission (the "SEC") on March 16, 2017, which is incorporated herein by reference.

        Our forward-looking statements speak only as of the date of time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

S-v

 SUMMARY

        This summary contains basic information about us and this offering and does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement carefully, including the section entitled "Risk Factors," the accompanying prospectus and the documents that we incorporate by reference into the prospectus supplement and the accompanying prospectus, before making an investment decision. For a more complete description of our business, see the "Business" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 incorporated by reference herein.

 Our Company

        Headquartered in Baltimore, Maryland, we are a market leader in the North American specialty rental services industry. We provide innovative modular space and portable storage solutions to diverse end markets utilizing a branch network of over 100 locations throughout the United States, Canada, and Mexico.

        We lease modular space and portable storage units to customers in the commercial and industrial, construction, education, energy and natural resources, government, and other end-markets. We deliver "Ready to Work" solutions through our growing offering of value-added products and services ("VAPS"), such as the rental of steps, ramps, and furniture packages, damage waivers, and other amenities. These turnkey solutions offer customers flexible, low-cost and timely solutions to meet their space needs on an outsourced basis. We complement our core leasing business by selling both new and used units, allowing us to leverage our scale, achieve purchasing benefits and redeploy capital employed in our lease fleet. We also provide delivery, installation, and other ancillary products and services.

        Since our business combination in November 2017, we have acquired and successfully integrated two businesses—Acton Mobile Holdings, LLC, a Delaware limited liability company ("Acton"), and Onsite Space LLC, an Indiana limited liability company (dba Tyson Onsite) ("Tyson") . These acquisitions were highly complementary to our market strategy, strengthened our position in key markets, and expanded our modular space and portable storage fleet by more than 22,000 units. The acquisitions also expanded the breadth and depth of our "Ready to Work" solutions to existing and incremental customers and markets.

        For the year ended December 31, 2017, we generated consolidated revenues of $445.9 million, net loss of $149.8 million and Adjusted EBITDA of $108.8 million. For the year ended December 31, 2017, our Modular—US Segment generated revenues of $392.9 million, loss from continuing operations before income taxes of $12.3 million and Adjusted EBITDA of $110.8 million and our Modular—Other North America Segment generated revenues of $53.7 million, loss from continuing operations before income taxes of $64.6 million and Adjusted EBITDA of $13.1 million. Corporate & other revenues for the year ended December 31, 2017, were ($0.6) million related to intercompany eliminations with our former Remote Accommodations segment, and Adjusted EBITDA was ($15.1) million related to selling, general and administrative costs incurred prior to or as part of the business combination in November 2017 related to the Algeco Group's (as defined below) corporate costs which are not anticipated to be part of the ongoing costs of WSC. Adjusted EBITDA is not a financial measure calculated in accordance with GAAP. For a reconciliation to the most comparable GAAP measure please see "Summary—Summary Consolidated Historical and Pro Forma Financial Data of WillScot—Non-GAAP Financial Measures and Reconciliations."

        The following charts illustrate the breakdown of our fleet's net book value between the various modular space product types, portable storage, and VAPS; our Adjusted Gross Profit breakdown between our core leasing and services business and our sales business; and our revenue mix by end market.

Fleet Composition by NBV(1)	Adjusted Gross Profit by Service(2)	Revenue by End Market(3)

(1)
Percentages reflect proportion of rental fleet net book value as of March 31, 2018.

(2)
Based on historical results for the quarter ended March 31, 2018. Adjusted Gross Profit is a non-GAAP measure. See "Summary—Summary Historical and Pro Forma Consolidated Financial Data of WillScot—Non-GAAP Financial Measures and Reconciliations" for a reconciliation to the most comparable GAAP measure.

(3)
Based on historical results for the quarter ended March 31, 2018.

ModSpace Acquisition

        On June 21, 2018, we and our newly-formed acquisition subsidiary, Mason Merger Sub, Inc., a Delaware corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Modular Space Holdings, Inc., a Delaware corporation ("ModSpace" or "MS"), and NANOMA LLC, a New York limited liability company, solely in its capacity as Holder Representative (as defined therein), pursuant to which Merger Sub will merge with and into ModSpace (the "Merger") with ModSpace as the surviving entity in the Merger and continuing as our indirect subsidiary (the "ModSpace Acquisition"). See "Summary—The Transactions." We refer herein to the ModSpace Acquisition and the related transactions, including this offering, the borrowings under the Amended ABL Facility (as defined below), the issuance and sale of the Secured Notes (as defined below), the issuance and sale of the Unsecured Notes (as defined below), and the payment of any related fees and expenses, collectively as the "Transactions."

        ModSpace, based in Berwyn, Pennsylvania, is the largest privately held provider of office trailers, portable storage units and modular buildings for temporary or permanent space needs in North America. Building on nearly 50 years of experience, ModSpace serves a diverse set of customers and markets—including commercial, construction, education, government, healthcare, industrial, energy, disaster relief, franchise, and special events—through an extensive branch network that includes 80 operating locations across the United States and Canada.

        The ModSpace Acquisition is consistent with our strategic priorities of driving growth and achieving measurable stockholder value creation both organically and through acquisitions. We believe that the ModSpace Acquisition will provide several significant strategic, operational and financial benefits to our company, including:

        Enhances our scale improving access and service levels for the combined customer base.    The ModSpace Acquisition significantly enhances our scale and market leading positions in key markets. Following the ModSpace Acquisition, we will have a rental fleet with over 81 million square feet of relocatable space, composed of more than 160,000 modular space and portable storage units. The following table illustrates the breakdown of the net book value of combined company rental equipment between the various modular space product types, portable storage, and VAPS as of March 31, 2018.

The original equipment cost of the ModSpace fleet, excluding VAPS, at March 31, 2018 was $1.3 billion.

	Unit Count by Product (in thousands)			Net Book Value by Product ($ millions)
	WSC	MS	Total	WSC	MS	Total
Mobile and Sales Office	38.5	20.6	59.1	$391	$247	$638
Complexes	21.7	26.8	48.5	376	450	826
Classrooms	7.7	6.9	14.6	65	59	124
Panelized Product	3.2	2.9	6.1	35	26	61
Ground Level Offices	3.1	0.3	3.4	23	2	25
Other Modular Space	2.3	0.8	3.1	98	20	118
Portable Storage Units	20.0	7.1	27.1	44	32	76
VAPS	N/A	N/A	N/A	34	11	45
Total	96.5	65.4	161.9	$1,066	$847	$1,913

        We believe that our enhanced scale and balanced asset portfolio increase the stability of our cash flows and provide significant operational advantages both to our company and our customers, including the ability to optimize fleet utilization and offer greater fleet inventory across our locations, the ability to offer VAPS through our supply chain, purchasing efficiencies, and the ability to service large customers with national or multi-region footprints.

        Accelerates organic growth through the continued penetration of VAPS across all of our modular assets.    We have driven sustained growth of VAPS over the last five years with cumulative average annual growth rates of 23% on our modular space units. We believe the ModSpace Acquisition provides the opportunity to expand the reoccurring revenue from value-added products on new contracts relative to the averages across the acquired portfolio. ModSpace's modular space units had average monthly VAPS rates of approximately $86 as of March 31, 2018. This compares to average monthly VAPS rates on delivered units in our Modular—US segment over the twelve months ended March 31, 2018 of $226 per modular space unit. We believe that further upside exists with any further improvements in our delivered rates related to VAPS pricing, penetration, or expansion of our VAPS offering.

Q1 2018 VAPS Monthly Rate	Historical Progression of WillScot Legacy Q1 VAPS Rate

(1)
Represents VAPS Average Monthly Rate / Modular Space Unit for units associated with new contracts in our US Modular segment delivered in the twelve months ended March 31, 2018, excluding the Acton acquisition.

(2)
Represents VAPS Average Monthly Rate / Modular Space Unit for all WillScot units billing in Q1 2018, regardless of delivery date.

        Substantial cost savings opportunities.    The ModSpace Acquisition presents approximately $60.0 million in estimated annual cost savings through headcount reductions in duplicative corporate and branch functions, consolidation of real estate, and reduction of other selling, general and administrative ("SG&A") expenses including IT, marketing, travel, and professional fees. The following chart provides a breakdown of the approximately $60.0 million in estimated annual cost savings.

Cost Savings Opportunities

        We expect that the majority of our estimated annual cost savings will have been executed and in our earnings run-rate by the end of 2019. We expect to incur one-time costs of $42.0 million related to the integration of ModSpace, which we expect will be partly offset by $30.0 million in expected proceeds from the sale of surplus real estate. Additionally, we intend to leverage best practices from both companies to derive incremental cost and cash flow synergies through a consolidated footprint, branch scale efficiency, logistics optimization, sourcing and procurement, repair and maintenance strategy and further fleet optimization.

        Extensive branch network with significant overlap.    Our combined extensive footprint provides for cost-effective coverage of smaller customers at the local level, while also addressing the needs of larger national and regional customers. Since geographic proximity to customers can be a competitive advantage in the modular space and portable storage industry, we believe that our extensive branch network will allow us to better serve our existing customers and attract new customers. The significant overlap between our and ModSpace's branch networks provides branch rationalization opportunities. We have identified 65 overlapping locations for rationalization which we expect will drive substantial cost savings.

        Substantial free cash flow generation.    Our recurring revenue, combined with our flexible capital expenditure requirements and working capital profile, has allowed us to generate substantial free cash flows, even through periods of economic downturn. The long-term nature of our leases, with average lease durations in excess of 30 months, produces significant operating income and predictable cash flow. Following the global financial crisis, our average monthly rates increased steadily due to the stability of contracts put in place before the downturn, exposures to other end markets outside of the construction sector, and the introduction of VAPS. These attributes resulted in our Modular Leasing Revenue remaining quite resilient despite declines in overall market volumes and units on rent during the period. We also exercise significant control and discretion over capital expenditures, due to the longevity and relative simplicity of our products, the ability to invest only where needed and when needed to meet demand, and our ability to sell excess fleet during lower utilization periods. Following the completion of the Transactions, we expect to have a strong financial profile with a solid balance sheet, enhanced cash flow and significant growth prospects. We believe we will realize substantial cost and revenue synergies and realize other synergies related to working capital, capital expenditures, and tax obligations by combining the two portfolios of assets. We estimate, subject to utilization limits, the net present value of tax benefits to be acquired by us in the ModSpace Acquisition to be approximately $50.0 million.

Our Strategies Post-ModSpace Acquisition

        Key elements of our strategy to accomplish our continued revenue growth and profitability objectives following the ModSpace Acquisition include:

        Expanding our "Ready to Work" value proposition.    We combine product quality and availability, the largest service network in North America, an industry leading offering of VAPS, and a commitment to customer service to provide increased value to our customers. This attracts new customers, increases customer retention, and increases our margins and return on invested capital. We intend to grow the combined business by continuing to improve the quality, delivery and service of our products and by continuing to introduce new and innovative products and services that complement our core offering to the most attractive industry and geographic end markets. We believe that we can increase our revenues and improve margins as our, ModSpace's and Acton's units on rent at older rates turn over and are replaced with our current VAPS offerings and delivered rates.

        Increasing the utilization and yield of our rental fleet.    Our leasing and services business accounted for over 90% of our adjusted gross profit for the twelve months ended March 31, 2018 and represents the core of our business, providing high margin and recurring revenue. We are continually working to increase the utilization and yield of our lease fleet by improving the efficiency and performance of our sales force, expanding penetration of VAPS and enhancing our management information systems. Effective use of real-time information systems allows us to monitor and optimize the utilization of our fleet, allocate our fleet to the highest demand markets, optimize pricing, and determine the best allocation of our capital to invest in fleet and branches as well as to identify opportunities where underutilized lease fleet can be sold to generate cash.

Industry Overview

        Our business primarily operates within the modular space and portable storage markets, however, our services span across a variety of related sectors, including furniture rental, transportation and logistics, facilities rental services, and commercial real estate.

Modular Space Market

        The modular space market is highly fragmented. Modular space units are non-residential structures designed to meet federal, provincial, state and local building codes, and, in most cases, are designed to be relocatable. Modular space units are constructed offsite, utilizing manufacturing techniques to prefabricate single or multi-story whole building solutions in deliverable modular sections. Units are typically constructed of steel, wood, and conventional building materials.

        The modular space market has evolved in recent years as businesses and other potential customers increasingly recognize the value of modular space. The key growth drivers in this market are:

  •
  Growing need and demand for space—driven by general economic activity, including gross domestic product growth, industrial production, mining and natural resources activity, non-residential construction, urbanization, public and education spending, and the scale and frequency of special events.

  •
  Increasing shift from traditional fixed, on-site built space to modular space solutions—driven by several advantages as compared with fixed, on-site built space, including:

  •
  Quick to install—the pre-fabrication of modular space units allows them to be put in place rapidly, providing potential long-term solutions to needs that may have materialized quickly.

  •
  Flexibility—flexible assembly design allows modular space units to be built to suit a customer's needs while offering customers the ability to adjust their space as their needs change.

  •
  Cost effectiveness—modular space units provide a cost effective solution for temporary and permanent space requirements and allow customers to improve returns on capital in their core business.

  •
  Quality—the pre-fabrication of modular space units is based on a repeatable process in a controlled environment, resulting in more consistent quality.

  •
  Mobility—modular space units can easily be disassembled, transported to a new location and re-assembled.

  •
  Environmentally friendly—relocatable buildings promote the reuse of facilities, on an as-needed basis by the occupants.

Portable Storage Market

        The portable storage market is highly fragmented and remains primarily local in nature. Portable storage provides customers with a flexible and low-cost storage alternative to permanent warehouse space and fixed-site self-storage. In addition, portable storage addresses the need for security while providing for convenience and immediate accessibility to customers.

Products and Services Post-ModSpace Acquisition

        Our modular space and portable storage units are used to meet a broad range of customer needs. Our units are made of wood, steel, or aluminium frames mounted on a steel chassis, and typically range in size from 8 to 14 feet in width and 16 to 70 feet in length. Most units are equipped with air conditioning and heating, electrical and Ethernet cable outlets and, if necessary, plumbing facilities. Our units are transported by truck, either towed (if fitted with axles and hitches) or mounted on flat-bed trailers. Additionally, we offer VAPS along with our lease fleet (collectively, "rental equipment") in order to deliver "Ready to Work" solutions to our customers. Our specific product offerings include:

Modular Space Products

        Single-Wide Modular Space Units.    Single-wide modular space units include mobile offices and sales offices. These units offer maximum ease of installation and removal and are deployed across the broadest range of applications in our fleet. These units typically have "open interiors" which can be modified using movable partitions and include tile floors, air conditioning and heating units, partitions and, if requested, toilet facilities.

        Section Modulars.    Section modulars are two or more units combined into one structure. Redi-Plex and ModSpace E-Plex complexes offer advanced versatility for large, open floor plans or custom layouts with private offices. Redi-Plex and ModSpace E-Plex complexes are built with clearspan construction, which eliminates interference from support columns and allows for up to sixty feet of open building width and building lengths that increase in twelve foot increments, based on the number of units coupled together. Our proprietary design meets a wide range of national and state building, electrical, mechanical and plumbing codes, which creates versatility in fleet management. Examples of section modular units include hospital diagnostic annexes, special events headquarters, golf pro shops and larger general commercial offices.

        Classrooms.    Classroom units are generally double-wide units adapted specifically for use by school systems or universities. Classroom units usually feature teaching aids, air conditioning/heating units, windows and, if requested, toilet facilities.

        Panelized and Stackable Offices.    AS FlexTM and ModSpace HQTM panelized and stackable offices are the next generation of modular space technology and offer maximum flexibility and design configurations. These units provide a modern, innovative design, smaller footprint, ground level access and interchangeable panels, including all glass panels, that allow customers to configure the space to their precise requirements. These units have the ability to expand upwards (up to three stories) and outwards.

        Container Offices.    Container offices are International Organization for Standardization ("ISO") certified shipping containers that we convert for office use. They provide safe, secure, ground-level access with fully welded weather-resistant steel corrugated exteriors and exterior window guards made of welded steel and tamper-proof screws. Container offices are available in 20 and 40 foot lengths and in a combination of office and storage floor plans, or all-office floor plans.

        Other Modular Space.    We offer a range of other specialty products that vary across regions and provide flexibility to serve demands for local markets. Examples include workforce accommodation units used to house workers with dining facilities often in remote locations, blast-resistant units and toilet facilities to complement office and classroom units.

Portable Storage Products

        Portable Storage.    Storage units are typically ISO shipping containers with swing doors that are repurposed for commercial storage applications. These units are primarily ground-level entry, windowless storage containers made of heavy exterior metals for secure storage and water tightness.

VAPS

        We offer a thoughtfully curated portfolio of VAPS that make modular space and portable storage units more productive, comfortable, secure and "Ready to Work" for our customers. We lease furniture, steps, ramps, basic appliances, internet connectivity devices, and other items to our customers for use in connection with our products. We also offer our lease customers a damage waiver program that protects them in case the leased unit is damaged. For customers who do not select the damage waiver program, we bill them for the cost of repairs above and beyond normal wear and tear.

Delivery, Installation and Removal

        We provide delivery, site-work, installation, disassembly, unhooking and removal, and other services to our customers for an additional fee as part of our leasing and sales operations. Typically, units are placed on temporary foundations constructed by our in-house service technicians or subcontractors. These in-house service technicians or subcontractors also generally install any ancillary products and VAPS.

Product Leases

        Rental equipment leasing is our core business. The vast majority of new lease orders are on standard lease agreements, pre-negotiated master lease or national account agreements. The initial lease periods vary, and our leases are customarily renewable on a month-to-month basis after their initial term. While the initial lease term is often relatively short, the average actual lease duration of our lease portfolio (including month-to-month renewals) is significantly longer. Currently, our average minimum lease terms at delivery for modular space units and portable storage units are 11 months and 7 months, respectively, while the average duration of the combined lease portfolio is 30 months, including those leases acquired as part of the ModSpace, Acton, and Tyson acquisitions.

        Customers are responsible for the costs of delivery and set-up, dismantling and pick-up, customer-specified modifications, costs to return custom modifications back to standard configuration at end of lease and any loss or damage beyond normal wear and tear. Our leases generally require customers to maintain liability and property insurance covering the units during the lease term, and to indemnify us from losses caused by the negligence of the customer or their employees.

Product Sales

        We complement our core leasing business with product sales. Generally, we purchase new units from a broad network of third-party manufacturers for sale, but do have limited internal production capabilities as well. We typically do not purchase new units for resale until we have obtained firm purchase orders (which normally are non-cancellable and include up-front deposits) for such units. Buying units directly for resale adds scale to our purchasing, which is beneficial to overall supplier relationships and purchasing terms. New unit sales are a natural extension of our leasing operations in situations where customers have long-lived or permanent projects, making it more cost-effective to purchase rather than to lease a standard unit.

        In the normal course of managing our business, we also sell idle used rental units at fair market value and units that are already on rent if the customer expresses interest in owning, rather than continuing to rent the unit. The sale of units from our rental equipment has historically been both profitable and a cost-effective method to finance the replenishment and upgrade of the lease fleet, as well as generate free cash flow during periods of lower rental demand and utilization. Our sales business may include modifying or customizing units to meet customer requirements. We also offer delivery, installation and removal-related services for an additional fee as part of our sales operations.

Post-ModSpace Acquisition End Markets

        The following chart provides a breakdown of the pro forma revenue by our key customer end markets:

Pro Forma Revenue by End Market(1)

(1)
Based on pro forma revenues for the quarter ended March 31, 2018.

Our key customer end markets include:

Commercial and Industrial

        Customers in this category span a variety of industries ranging from commercial offices and warehouses; customers in entertainment, recreation, fast food and retail; transportation; recycling; chemicals and other manufacturing and industrial end-markets.

Construction and Infrastructure

        We provide office and storage space to a broad array of contractors associated with non-residential buildings and non-building infrastructure. Our client portfolio includes many of the largest general contractors and engineering, procurement and construction companies in North America. Examples include highway, street, bridge and tunnel contractors; water, sewer, communication and power line contractors; and special construction trades, including glass, glazing and demolition. Our construction and infrastructure customer base is characterized by a wide variety of contractors that are associated with original construction as well as capital improvements in the private, institutional and municipal arenas.

Education

        Rapid shifts in populations within regions often necessitate quick expansion of education facilities, particularly in elementary, secondary schools and universities and colleges. Regional and local governmental budgetary pressures, classroom size reduction legislation, refurbishment of existing facilities and the expansion of charter schools have made modular classrooms a convenient and cost-effective way to expand capacity in educational settings. In addition, our products are used as classrooms when schools are undergoing large scale modernization, which allows continuous operation of a school while modernization progresses.

Energy and Natural Resources

        Our products are leased to companies involved in up- mid- and down-stream oil and gas, electricity generation and transmission, mining exploration and extraction, forestry and other related sectors.

Government

        Government customers consist of national, state, provincial, and local public sector organizations. Modular space and portable storage solutions are particularly attractive to focused niches such as disaster relief, prisons and jails, courthouses, military installations, national security buildings and offices during building modernization.

The Transactions

  The Merger Agreement

        On June 21, 2018, we and Merger Sub entered into the Merger Agreement with ModSpace and NANOMA LLC, solely in its capacity as the representative of the Holders (as defined below). Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into ModSpace with ModSpace as the surviving entity in the Merger and continuing as our indirect subsidiary. Subject to certain adjustments contemplated by the Merger Agreement, the aggregate consideration payable to the sellers of ModSpace in connection with the Merger consists of (i) $1,063,750,000 in cash (the "Cash Consideration"), (ii) 6,458,500 shares of our Common Stock (the "Common Stock Consideration"), and (iii) warrants to purchase an aggregate of 10,000,000 shares of our Common Stock at an initial exercise price of $15.50 per share (the "ModSpace Warrants"). The shares of Common Stock and the ModSpace Warrants to be issued to the Holders have customary registration rights. For a more complete description of these registration rights, see "The Transactions—Second Amended and Restated Registration Rights Agreement".

        The closing of the ModSpace Acquisition is subject to certain closing conditions, including (i) the continuing accuracy of each party's representations and warranties in the Merger Agreement, (ii) the performance of certain obligations and (iii) the satisfaction of other customary conditions. Although no assurance can be given that these conditions will be timely satisfied or waived, we believe that the ModSpace Acquisition will close in the third quarter of 2018. The Merger Agreement may be terminated by the Company or ModSpace under certain circumstances. If the Merger Agreement is validly terminated due to the occurrence of certain regulatory events, the Company must pay to ModSpace a $35 million termination fee. Our obligation to consummate the ModSpace Acquisition is not subject to any condition related to the availability of financing.

        The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on June 22, 2018, which is incorporated by reference into this prospectus supplement. The Merger Agreement has been incorporated by reference herein solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about ModSpace or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for the purposes of the Merger Agreement and are made as of specific dates and are solely for the benefit of the parties to the Merger Agreement. As to factual matters concerning ModSpace, you should not rely upon the representations and warranties in the Merger Agreement.

  The Other Financing Transactions

        In addition to this offering, we intend to obtain or otherwise incur additional financing for the ModSpace Acquisition as follows:

  •
  Amended ABL Facility.  On July 9, 2018, our indirect subsidiary, Williams Scotsman International, Inc., a Delaware corporation ("WSII"), and certain other of our subsidiaries entered into a first amendment (the "Amended ABL Facility") to their ABL Credit Agreement, dated as of November 29, 2017 (the "ABL Facility") among WSII, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent and collateral agent. The Amended ABL Facility will not become effective until the closing of the ModSpace Acquisition. Upon its effectiveness, the Amended ABL Facility will amend the ABL Facility to, among other things, (i) permit the ModSpace Acquisition and the related incurrences of indebtedness by WSII and certain other subsidiaries of the Company to finance the ModSpace Acquisition; (ii) permit the increase of the maximum revolving credit facility amount to $1.35 billion with an accordion feature allowing up to $1.8 billion of capacity; and (iii) increase certain thresholds, basket sizes and default and notice triggers to account for the increased size of the business of WSII and its subsidiaries following the ModSpace Acquisition. We expect WSII will make an incremental draw of $513.0 million under the Amended ABL Facility to finance a portion of the Cash Consideration and certain fees and expenses incurred in connection with the ModSpace Acquisition.

  •
  Secured Notes Offering.  Subsequent to this offering, we expect WSII to offer (the "Secured Notes Offering"), by means of a private placement, approximately $300.0 million in aggregate principal amount of senior secured notes (the "Secured Notes"). The Secured Notes Offering is not part of the offering to which this prospectus supplement relates. The Secured Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any Secured Notes being offered in the Secured Notes Offering.

  •
  Unsecured Notes Offering.  Subsequent to this offering, we expect WSII to offer (the "Unsecured Financing"), by means of a private placement, approximately $200.0 million in aggregate principal amount of senior unsecured notes (the "Unsecured Notes"), on the terms and subject to the conditions set forth in the Unsecured Debt Commitment Letter (as defined below). The Unsecured Financing is not part of the offering to which this prospectus supplement relates. The Unsecured Notes will only be offered to accredited investors or qualified institutional buyers under U.S. securities laws. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any Unsecured Notes being offering in the Unsecured Financing.

        We refer to the Amended ABL Facility, the Secured Notes Offering and the Unsecured Financing as the "Other Financing Transactions." We refer to this offering and the Other Financing Transactions collectively as the "Financing Transactions."

        The completion of this offering is not contingent upon the completion of the Other Financing Transactions or the consummation of the ModSpace Acquisition. Accordingly, even if the ModSpace Acquisition is not consummated, the shares of Common Stock sold in this offering will remain outstanding, and investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock sold in this offering. If the ModSpace Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes.

        Pursuant to an amended and restated commitment letter (the "ABL/Bridge Debt Commitment Letter"), dated July 5, 2018, by and among Bank of America, N.A., Deutsche Bank AG New York Branch, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG and ING

Capital LLC (collectively, with certain of their respective affiliates, the "Lenders") and us, the Lenders committed to provide (i) an incremental ABL loan facility in an aggregate principal amount of up to $750.0 million; (ii) a senior secured bridge loan facility in an aggregate principal amount of up to $280 million (the "Secured Bridge Facility"); and (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $320 million (the "Unsecured Bridge Facility"), on the terms and subject to the conditions set forth in the ABL/Bridge Debt Commitment Letter, to fund a portion of the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses. Although we do not currently expect to make any borrowings under the Unsecured Bridge Facility or the Secured Bridge Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Unsecured Bridge Facility and/or the Secured Bridge Facility if we do not generate sufficient net proceeds from this offering to partially finance the ModSpace Acquisition and related fees and expenses. For additional information regarding the ABL/Bridge Debt Commitment Letter, see "The Transactions—ABL/Bridge Debt Commitment Letter."

        Pursuant to a commitment letter (the "Unsecured Debt Commitment Letter"), dated July 24, 2018, by and among Albacore Capital LLP, Canyon Value Realization Fund, L.P. (collectively, with certain of their respective affiliated or managed funds or accounts, the "Unsecured Lenders") and us, the Unsecured Lenders committed to purchase the Unsecured Notes in an aggregate principal amount of up to $200.0 million (which amount may be increased in the event we receive less than $100.0 million of gross proceeds from this offering in an amount equal to the difference between $100.0 million and the gross proceeds received by us from this offering), on the terms and subject to the conditions set forth in the Unsecured Debt Commitment Letter, to fund a portion of the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses. To the extent that the aggregate gross proceeds from (i) this offering and (ii) the Unsecured Financing (to the extent funded into an escrow account for the purpose of funding the Cash Consideration for the Modspace Acquisition) are at least $300 million, then the Unsecured Bridge Facility commitment under the ABL/Bridge Debt Commitment Letter will be cancelled and terminated in full. However, there is no guarantee that we will be able to raise such gross proceeds under this offering or under the Unsecured Financing in the amounts contemplated or at all. If we do not receive aggregate gross proceeds of at least $300 million from this offering and the Unsecured Financing we intend to borrow under the Unsecured Bridge Facility and/or issue unsecured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act in order to finance the remaining Cash Consideration for the Modspace Acquisition. For additional information regarding Unsecured Debt Commitment Letter, see "The Transactions—Unsecured Debt Commitment Letter."

        We cannot assure you that we will complete the ModSpace Acquisition or any of the Other Financing Transactions on the terms contemplated in this prospectus supplement or at all, that the actual amounts will not differ materially from our current plans, or that we will not also, or in lieu thereof, pursue other financings or offer other financial instruments. See "Risk Factors—Risks Related to the ModSpace Acquisition."

        For additional information regarding the ModSpace Acquisition and the Other Financing Transactions, see "The Transactions."

  Sources and Uses

        The following table outlines the estimated sources and uses of funds for the ModSpace Acquisition, assuming the underwriters do not exercise their option to purchase additional shares of Common Stock in this offering. The table assumes that the ModSpace Acquisition and the Financing Transactions are completed simultaneously with this offering, but this offering is to occur before the Other Financing Transactions and the ModSpace Acquisition and is not conditioned on the consummation of the Other Financing Transactions or the ModSpace Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources		Uses
Incremental Borrowings under the Amended ABL Facility(1)(3)	$513.0	Cash Consideration(5)	$1,059.8
Secured Notes Offered in the Secured Notes Offering	300.0	Common Stock Consideration(4)	102.0
Unsecured Notes Offered in the Unsecured Financing	200.0	Estimated Fees and Expenses(6)	63.8
Common Stock Offered Hereby(2)(3)	110.6
Common Stock Consideration(4)	102.0

Total Sources	$1,225.6	Total Uses	$1,225.6

(1)
Upon the closing of the ModSpace Acquisition, the Amended ABL Facility will become effective and expand WSII's existing ABL Facility from $600.0 million to $1.35 billion, with an accordion feature allowing up to $1.8 billion of borrowings.

(2)
Assumes the issuance of 7,000,000 shares of our Common Stock at a price to the public of $15.80 per share, the closing price of our Common Stock on Nasdaq on July 20, 2018, before discounts, commissions and expenses, and assumes no exercise of the underwriters' option to purchase additional securities.

(3)
In the event we increase or decrease the size of this offering, we expect to decrease or increase, on a dollar-for-dollar basis, the amount of our incremental borrowings under the Amended ABL Facility. Assuming no exercise of the underwriters' option to purchase additional shares, each $1.00 increase or decrease in the assumed offering price of $15.80 per share (the closing price of our Common Stock on Nasdaq on July 20, 2018) would increase or decrease the net proceeds to us from this offering by approximately $6.7 million, assuming the number of shares offered, as set forth on the cover page of this prospectus supplement remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $15.1 million, assuming that the price per share for the offering remains at $15.80 (the closing price of our Common Stock on Nasdaq on July 20, 2018), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For additional information, see the unaudited pro forma condensed financial information of WillScot included in our Current Report on Form 8-K filed with the SEC on July 24, 2018, which is incorporated by reference into this prospectus supplement.

(4)
Reflects 6,458,500 shares of Common Stock issuable to the sellers of ModSpace in connection with the ModSpace Acquisition. In addition to these shares of Common Stock, we are also issuing the ModSpace Warrants. For purposes of this offering we have not ascribed a value to the ModSpace Warrants.

(5)
Represents the Cash Consideration for the ModSpace Acquisition, which includes repayment of $508.7 million of outstanding ModSpace indebtedness that is expected to be repaid concurrently with the consummation of the ModSpace Acquisition and excludes certain expenses being netted from the Cash Consideration

(6)
Reflects transaction fees and expenses payable at the closing of the ModSpace Acquisition.

Corporate Information

        Our Common Stock is traded on the Nasdaq Capital Market under the symbol "WSC."

        Our principal executive offices are located at 901 S. Bond Street, Suite 600, Baltimore, Maryland. Our telephone number is (410) 931-6000. Our website address is www.willscot.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus supplement or the registration statement of which it forms a part.

Corporate Structure

        The diagram below sets forth a simplified version of our organizational structure as of July 20, 2018, on a pro forma basis giving effect to the ModSpace Acquisition and the Financing Transactions. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with us.

 Recent Developments

Preliminary Estimated Unaudited Quarterly Results of Operations

        We are in the process of finalizing our financial results for the three months ended June 30, 2018. Based on available information to date, we expect our total revenues for the three months ended June 30, 2018 to be in the range of $139.5 to $140.5 million, with the midpoint of this range representing an increase of approximately 27% as compared to the same period in 2017, driven by an increase of approximately 37% in our core leasing and services revenues from both organic growth, and due to the impact of the Acton and Tyson acquisitions. The increase in our core leasing and services business was partially offset by decreases of approximately 44% and 49% in our new and rental unit sales.

        We expect our Modular—US segment revenues for the three months ended June 30, 2018 to increase by approximately $26.0 million, or approximately 26%, as compared to the same period in 2017, driven by:

  •
  Average modular space monthly rental rate growth of approximately 2.5% due to increases both in the price of our units, as well as increased VAPS pricing and penetration. This increase was offset by lower rates on acquired units from Acton and Tyson; and

  •
  Increased average modular space units on rent of approximately 13,000 units, or approximately 36%, primarily due to the Acton and Tyson acquisitions.

        We expect our Modular—Other North America segment revenues for the three months ended June 30, 2018 to increase by approximately $3.0 million, or approximately 25%, as compared to the same period in 2017, driven by:

  •
  Average modular space monthly rental rate growth of approximately 7% due to increased VAPS pricing and penetration, as well as modest increases in the price of our units; and

  •
  Increased average modular space units on rent of approximately 500 units, or approximately 10%.

        On a pro forma basis, including the results of Acton and Tyson for all periods presented, we expect our core leasing and services revenues for the three months ended June 30, 2018 to increase by approximately $12.5 million, or approximately 10.5%, as compared to our pro forma leasing and services revenues of $119.9 million for the same period in 2017. We expect unit sales for the three months ended June 30, 2018 to decline by approximately $10.0 million, or approximately 57%, as compared to our pro forma unit sales of $17.7 million for the same period in 2017 as a result of lower volumes of sales opportunities and increased focus on our higher margin modular leasing business. We expect our pro forma total revenues for the three months ended June 30, 2018 to increase by approximately $2.5 million, or approximately 2%, as compared to our pro forma total revenues of $137.5 for the same period in 2017

        We expect our pro forma Modular—US segment leasing and services revenues for the three months ended June 30, 2018, to increase by approximately $8 million, or approximately 7%, as compared to the same period in 2017, driven by:

  •
  Average modular space monthly rental rate growth of approximately 9% due to increases both in the price of our units, as well as increased VAPS pricing and penetration; and

  •
  An increase in average modular space units on rent of approximately 1%.

        There are no pro forma adjustments for our Modular—Other North America Segment relating to the Acton or Tyson acquisitions.

        We expect our Adjusted EBITDA for the three months ended June 30, 2018 to be in the range of $41.0 million to $42.5 million, with the midpoint of this range representing an increase of $12.9 million, or approximately 45%, over the same period in 2017 for the Modular—US Segment and the Modular—Other North America Segment. This increase was driven by increased gross profit as a result of increased core leasing and services revenues over the same period in 2017, offset by increases in selling, general, and administrative costs related primarily to Acton, prior to expected significant synergy realization, and increased public company costs not incurred in 2017. On a consolidated basis, including the corporate & other segment, the midpoint of the range for our expected Adjusted EBITDA for the three months ended June 30, 2018 of $41.0 million to $42.5 million represents an increase of $15.5 million or approximately 59% over the same period in 2017. Corporate & other included selling, general and administrative costs incurred prior to or as part of the business combination in November 2017 related to the Algeco Group's corporate costs which are not anticipated to be part of the ongoing costs of WSC.

        We expect our net (loss) income for the three months ended June 30, 2018 to be in the range of ($1.0) million to $2.0 million, with the midpoint of this range representing an increase of approximately $6.0 million over the same period in 2017. This increase was driven by increased gross profit as a result of increased core leasing and services revenues over the same period in 2017, and approximately $14.0 million of decreased net interest expense as a result of our recapitalization in November 2017. These increases in net (loss) income were partially offset by increases in selling, general, and administrative costs of approximately $16.0 million and an increase in currency losses (gains), net of approximately $7.0 million. The increase in selling, general, and administrative costs were related to the acquisition of Acton (branch network, corporate costs, and headcounts, prior to expected significant synergy realization), costs incurred during the quarter in relation to the Acton integration, increased public company costs not incurred in 2017, and transaction costs associated with this offering, the Other Financing Transactions and the ModSpace Acquisition.

        Adjusted EBITDA is a non-GAAP measure. See "Summary—Summary Historical and Pro Forma Consolidated Financial Data of WillScot—Non-GAAP Financial Measures and Reconciliations" in this prospectus supplement for the definitions of such non-GAAP financial measures and below for a reconciliation of our estimated second quarter net (loss) income to estimated second quarter Adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as substitutes for analysis of, results as reported under GAAP.

        The following table provides an unaudited reconciliation of our estimated second quarter net (loss) income to our estimated second quarter Adjusted EBITDA:

	Three Months Ended June 30, 2018
	Range	Midpoint
	(in millions) (unaudited)
Consolidated Adjusted EBITDA Reconciliation
Net (loss) income	$(1.0) - 2.0	$0.5
Income tax benefit	(8.0) - (6.0)	(7.0)
Loss from continuing operations before income tax		(6.5)
Interest expense, net	12.0 - 12.5	12.3
Depreciation and amortization	24.4 - 25.5	25.0

EBITDA	30.0 - 31.5	30.8
Currency losses (gains), net	0.0 - 1.0	0.5
Restructuring costs	0.0 - 1.0	0.5
Transaction Fees	3.5 - 4.5	4.0
Integration costs	4.5 - 5.0	4.8
Stock compensation expense	0.5 - 1.5	1.0
Other expense(a)	0.0 - 0.5	0.2

Adjusted EBITDA	$41.0 - 42.5	$41.8

(a)
Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

        We believe that the preliminary estimates set forth above have been prepared on a reasonable basis and reflect our best estimates and judgements based on currently available information. We have provided approximate amounts or ranges rather than specific amounts for the financial results for the three months ended June 30, 2018 because our financial closing procedures for this period are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. Our estimates contained in this prospectus supplement may differ materially from our actual results. Our actual results remain subject to the completion of a final review by our management and our board of directors. During the course of the preparation of our quarterly financial statements and related notes for the period ended June 30, 2018, additional items that would require material adjustments to the preliminary estimates presented above may be identified. The preliminary estimates included in this prospectus supplement has been prepared by, and are the responsibility of, management. Our auditors have not audited, reviewed, compiled, or applied agreed upon procedures with respect to the preliminary estimated financial data above and, accordingly, do not express an opinion or any other form of assurance with respect thereto. Our auditors' reports incorporated by reference into this prospectus supplement refer exclusively to our historical financial information. In light of the foregoing, prospective investors are cautioned not to place undue reliance on these estimates. The estimates set forth above were prepared by our management and are based upon a number of assumptions. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

 The Offering

Issuer	WillScot Corporation
Common Stock Offered	7,000,000 shares of Common Stock
Underwriters' Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 1,050,000 shares of Common Stock at the public offering price, less the underwriting discount.

Shares Common Stock outstanding after this offering	91,644,774 (or 92,694,774 if the underwriters exercise their option to purchase additional shares in full).
Shares of Class B Common Stock outstanding as of March 31, 2018

8,024,419 shares of our Class B Common Stock, par value $0.0001 (the "Class B Common Stock"). Our Class B Common Stock represents a non-economic voting interest in WillScot and is held only by an affiliate of TDR Capital LLP ("TDR Capital"). The Class B Common Stock has voting rights, but is not entitled to share dividends or other distributions.

Voting Rights	We have two classes of common stock: Common Stock and Class B Common Stock.

Holders of our Common Stock and Class B Common Stock are entitled to one vote per share. The holders of our Common Stock and our Class B Common Stock have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors.

See the description of our securities contained in the Proxy Statement/Prospectus for Extraordinary General Meeting of Double Eagle Acquisition Corp. (No. 333-220356) under the heading "Description of Securities," filed with the SEC on November 7, 2017, which description is incorporated herein by reference.

Common Stock Nasdaq Symbol	WSC
Use of Proceeds

We estimate that the net proceeds to us from this offering will be approximately $104.9 million (approximately $120.7 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and our estimated offering expenses, in each case assuming a public offering price of $15.80 per share, the last reported sales price for Common Stock on Nasdaq on July 20, 2018.

We intend to use the net proceeds from this offering, together with the net proceeds of the Other Financing Transactions, to fund the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses. There can be no assurance that the ModSpace Acquisition or the Other Financing Transactions will be consummated on the terms described herein, or at all. If the ModSpace Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under "Use of Proceeds."

Risk Factors

Investing in our Common Stock involves risk. You should carefully consider all of the other information in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. In particular, see "Risk Factors" beginning on page S-32 of this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

        The number of shares of Common Stock to be outstanding immediately after this offering is based on the number of shares to be issued in this offering and 84,644,774 shares of Common Stock outstanding as of March 31, 2018, and excludes, as of March 31, 2018:

  •
  shares of Common Stock issuable on the exercise of the underwriters' option to purchase additional shares of Common Stock in this offering;

  •
  an aggregate of 8,024,419 shares of common stock, par value $0.0001 per share, of our subsidiary Williams Scotsman Holdings Corp., a Delaware corporation ("Holdings"), which are exchangeable for shares of our Common Stock in accordance with the terms of that certain Exchange Agreement dated November 29, 2017 by and among the Company, Holdings, Algeco Scotsman Global S.á r.l., and Algeco Scotsman Holdings Kft (the "Exchange Agreement"). Pursuant to the terms of the Exchange Agreement, in the event of an exchange, each share of common stock of Holdings could be exchangeable for more than one share of Common Stock. The Exchange Agreement is included as Exhibit 10.9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  an aggregate of 921,730 shares of Common Stock issuable upon the settlement of our outstanding restricted stock unit awards;

  •
  an aggregate of 27,675 shares of Common Stock issuable upon the vesting of our outstanding restricted stock awards;

  •
  an aggregate of 589,257 options to purchase shares of Common Stock issuable upon the vesting of our outstanding option awards;

  •
  34,750,000 shares of Common Stock that are available for issuance upon the exercise of our outstanding warrants issued under a Warrant Agreement dated September 10, 2015, between Continental Stock Transfer & Trust Company, as warrant agent, and Double Eagle Acquisition Corp., our predecessor company ("Double Eagle"); and

  •
  6,458,500 shares of Common Stock, subject to adjustment as contemplated by the Merger Agreement, and warrants to purchase an aggregate of 10,000,000 shares of Common Stock at an exercise price of $15.50 per share, in each case, to be issued to the sellers in the ModSpace Acquisition.

Summary Historical and Pro Forma Consolidated Financial Data of WillScot

        The following table contains a summary of our consolidated financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data as of and for the fiscal years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We have derived the summary consolidated financial data as of and for the three months ended March 31, 2018 and 2017 from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018. Our results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year. We refer you to those financial statements, accompanying notes and management's discussion and analysis of financial condition and results of operation included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

        The summary pro forma condensed consolidated financial information presented below in the columns "Pro Forma Year Ended December 31, 2017" and "Pro Forma Three Months Ended March 31, 2018," has been calculated based on the more detailed unaudited pro forma condensed consolidated financial information of WillScot included in our Current Report on Form 8-K filed with the SEC on July 24, 2018, which is incorporated by reference into this prospectus supplement. The following summary pro forma condensed combined financial information gives effect to the Transactions (as defined in the unaudited pro forma condensed combined financial information). The selected unaudited pro forma condensed consolidated balance sheet data as of March 31, 2018 gives effect to the Transactions as if they had occurred on March 31, 2018. The selected unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2017 and the three months ended March 31, 2018, give effect to the Transactions as if they had occurred on January 1, 2017.

				Three Months Ended March 31,			Pro Forma Three Months Ended March 31, 2018
	Year Ended December 31,					Pro Forma Year Ended December 31, 2017
	2015	2016	2017	2017	2018
	(in thousands)
Summary Statement of Operations Data:
Revenue:
Leasing and services revenue:
Modular leasing	$300,212	$283,550	$297,821	$68,987	$97,262	$595,642	$163,748
Modular delivery and installation	83,103	81,892	89,850	19,004	26,250	240,818	51,102
Sales:
New units	54,359	39,228	36,371	5,486	7,428	89,566	17,981
Rental units	15,661	21,942	21,900	5,844	3,811	57,308	11,262

Total revenue	453,335	426,612	445,942	99,321	134,751	983,334	244,093

Cost of leasing and services:
Modular leasing	80,081	75,516	83,588	19,102	27,162	172,501	44,422
Modular delivery and installation	77,960	75,359	85,477	18,133	25,521	201,034	46,144
Cost of Sales:
New units	43,626	27,669	26,025	3,720	4,987	67,879	12,830
Rental units	10,255	10,894	12,643	3,708	2,315	36,978	6,927

Cost of revenues, excluding depreciation on rental equipment	211,922	189,438	207,733	44,663	59,985	478,392	110,323
Depreciation on rental equipment	78,473	68,981	72,639	16,720	23,845	143,227	35,607

Cost of revenues	290,395	258,419	280,372	61,383	83,830	621,619	145,930

Gross profit	162,940	168,193	165,570	37,938	50,921	361,715	98,163
Selling, general and administrative expense	139,355	139,093	162,351	32,761	45,214	309,611	82,983
Other depreciation and amortization	22,675	9,019	8,653	1,941	2,436	23,176	5,732
Impairment losses on goodwill	—	5,532	60,743	—	—	60,743	—
Restructuring costs	9,185	2,810	2,196	284	628	9,299	628
Currency losses (gains), net	11,308	13,098	(12,878)	(2,002)	1,024	(2,048)	1,024
Other expense, net	1,189	1,831	2,827	130	(2,845)	6,122	(4,673)
Loss on reorganization items, net						92,450	—

Operating (loss) income	(20,772)	(3,190)	(58,322)	4,824	4,464	(137,638)	12,469
Interest income	(9,778)	(10,228)	(12,232)	(2,584)	—	(55)	—
Interest expense(c)(d)	92,028	94,671	119,308	24,661	11,719	122,254	29,520

Loss from continuing operations before income tax	(103,022)	(87,633)	(165,398)	(17,253)	(7,255)	(259,837)	(17,051)
Income tax benefit	(34,069)	(24,502)	(936)	(4,869)	(420)	(15,959)	(3,345)

Loss from continuing operations	(68,953)	(63,131)	(164,462)	(12,384)	(6,835)	(243,878)	(13,706)
Income (loss) from discontinued operations, net of tax	(2,634)	32,195	14,650	2,205	—	14,650	—

Net loss	(71,587)	(30,936)	(149,812)	(10,179)	(6,835)	(229,228)	(13,706)
Loss attributable to non-controlling interest, net of tax	—	—	(2,110)	—	(648)	(22,431)	(1,261)

Total loss attributable to WSC	$(71,587)	$(30,936)	$(147,702)	$(10,179)	$(6,187)	(206,797)	(12,445)

Other Financial Data
Adjusted EBITDA—Modular—US(a)	$85,448	$103,798	$110,822	$23,683	$32,612
Adjusted EBITDA—Modular—Other North America(a)	$45,495	$24,360	$13,099	$3,119	$2,880
Adjusted EBITDA—Corporate & other(a) (b)	$(22,419)	$(21,644)	$(15,112)	$(4,856)	$—	$(15,112)	$—
Consolidated Adjusted EBITDA(a)	$108,524	$106,514	$108,809	$21,946	$35,492	$237,854	$59,602
Consolidated Adjusted Gross Profit(a)	$241,413	$237,174	$238,209	$54,658	$74,766	$504,942	$133,770
Cash Flow Data
Net cash provided by operating activities	$119,865	$58,731	$(1,362)	$25,309	$4,782
Net cash used in investing activities	$(193,159)	$(30,236)	$(392,650)	$(51,777)	$(48,439)
Net cash provided by (used in) financing activities	$76,758	$(31,394)	$396,833	$89,947	$37,260
Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$5,142	$2,352	$9,185	$65,550	$2,861		$31,791
Rental equipment, net	$832,586	$814,898	$1,040,146	$820,484	$1,065,988		$1,913,362
Total assets	$1,785,713	$1,699,450	$1,410,742	$1,805,747	$1,432,473		$2,758,025
Total debt (excluding notes due to affiliates)	$696,055	$657,583	$626,746	$689,592	$664,083		$1,651,807
Total liabilities	$1,730,363	$1,676,319	$926,192	$1,790,117	$954,374		$2,057,898
Total equity	$55,350	$23,131	$484,550	$15,630	$478,099		$700,127

(a)
The Company presents Adjusted EBITDA and Adjusted Gross Profit, which are not financial measures calculated in accordance with GAAP, because they are key metrics used by management to assess financial performance. Our business is capital-intensive and these additional metrics allow management to further evaluate its operating performance. See below for a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures.

(b)
Included in corporate & other are selling, general and administrative expenses related to corporate costs of a parent company of WSII's former owners, Algeco Scotsman Global S.ár.l. (together with its subsidiaries, the "Algeco Group") incurred prior to or as part of our business combination with WSII which are not anticipated to be part of our ongoing costs.

(c)
A reduction or increase in incremental borrowings under the Amended ABL Facility of $1,000 would cause our interest expense presented in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2017 and the three months ended March 31, 2018 to decrease or increase by approximately $46 and $12, respectively. A 1/8% change in the interest rate to the drawn portion of the ABL facility which is subject to a variable interest rate would increase or decrease the pro forma interest on the $860,200 of outstanding borrowings by approximately $1,075 annually and $269 quarterly. A 1/8% change in the interest rate on the Senior Secured and Unsecured Note which is subject to a fixed interest rate would increase or decrease the pro forma cash interest by $375 and $250 annually and $94 and $63 quarterly, respectively.

(d)
An increase or decrease in the size of this offering of $1,000 would cause our financing fees to increase or decrease by approximately $48.

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA

        We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:

  •
  Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries' functional currency. Substantially all such currency (gains) losses are unrealized and attributable to financings due to and from affiliated companies;

  •
  Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental equipment and property, plant and equipment;

  •
  Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs;

  •
  Costs to integrate acquired companies;

  •
  Non-cash charges for stock compensation plans; and

  •
  Other expenses, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense and gains and losses on disposals of property, plant, and equipment.

        Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements, for our working capital needs;

  •
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

  •
  Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

  •
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

        Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or a measure of cash that will be available to meet our obligations. The following table provides an unaudited reconciliation of Net loss to Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands)
Consolidated Adjusted EBITDA Reconciliation
Net Loss	$(71,587)	$(30,936)	$(149,812)	$(10,179)	$(6,835)
Income (Loss) from discontinued operations, net of tax	(2,634)	32,195	14,650	2,205	—

Loss from continuing operations	(68,953)	(63,131)	(164,462)	(12,384)	(6,835)
Income tax benefit	(34,069)	(24,502)	(936)	(4,869)	(420)

Loss from continuing operations before Income tax	(103,022)	(87,633)	(165,398)	(17,253)	(7,255)
Interest expense, net	82,250	84,443	107,076	22,077	11,719
Depreciation and amortization	101,148	78,000	81,292	18,661	26,281
Currency losses (gains), net	11,308	13,098	(12,878)	(2,002)	1,024
Goodwill and other impairments	—	5,532	60,743	—	—
Restructuring costs	9,185	2,810	2,196	284	628
Transaction fees	—	8,419	23,881	—	—
Algeco LTIP expense	—	—	9,382	—	—
Integration costs	—	—	—	—	2,630
Stock compensation expense	—	—	—	—	121
Other expense(a)	7,655	1,845	2,515	179	344

Adjusted EBITDA	$108,524	$106,514	$108,809	$21,946	$35,492

        The following table presents a reconciliation of our loss before income tax by segment to Adjusted EBITDA by segment:

	Modular—US	Modular—Other North America	Corporate & Other	Total
	(in thousands)
Segment Adjusted EBITDA Reconciliation
Year Ended December 31, 2017
Loss from continuing operations before income tax	$(12,345)	$(64,580)	$(88,473)	$(165,398)
Interest expense, net	65,709	4,603	36,764	107,076
Depreciation and amortization	65,645	13,341	2,306	81,292
Currency gains, net	(10,942)	(1,040)	(896)	(12,878)
Goodwill and other impairments	—	60,743	—	60,743
Restructuring costs	326	10	1,860	2,196
Transaction fees	1,841	—	22,040	23,881
Algeco LTIP expense	115	—	9,267	9,382
Other expense(a)	473	22	2,020	2,515

Adjusted EBITDA	$110,822	$13,099	$(15,112)	$108,809

Year Ended December 31, 2016
Loss from continuing operations before income tax	$(30,669)	$(369)	$(56,595)	$(87,633)
Interest expense, net	60,475	4,726	19,242	84,443
Depreciation and amortization	63,118	13,213	1,669	78,000
Currency losses, net	9,722	835	2,541	13,098
Goodwill and other impairments	—	5,532	—	5,532
Restructuring costs	246	400	2,164	2,810
Transaction fees	—	—	8,419	8,419
Other expense(a)	906	23	916	1,845

Adjusted EBITDA	$103,798	$24,360	$(21,644)	$106,514

Year Ended December 31, 2015
(Loss) Income from continuing operations before income tax	$(76,041)	$23,276	$(50,257)	$(103,022)
Interest expense, net	74,414	5,106	2,730	82,250
Depreciation and amortization	71,351	14,447	15,350	101,148
Currency losses, net	9,816	593	899	11,308
Restructuring costs	5,532	1,816	1,837	9,185
Other expense(a)	376	257	7,022	7,655

Adjusted EBITDA	$85,448	$45,495	$(22,419)	$108,524

	Modular—US	Modular—Other North America	Corporate & Other	Total
	(in thousands)
Three months ended March 31, 2018
Loss from continuing operations before income tax	$(5,308)	$(1,947)	$—	$(7,255)
Interest expense, net	11,160	559	—	11,719
Depreciation and amortization	22,892	3,389	—	26,281
Currency losses, net	157	867	—	1,024
Restructuring costs	618	10	—	628
Integration costs	2,630	—	—	2,630
Stock compensation expense	121	—	—	121
Other expense(a)	342	2	—	344

Adjusted EBITDA	$32,612	$2,880	$—	$35,492

Three months ended March 31, 2017
Loss from continuing operations before income tax	$(5,530)	$(1,016)	$(10,707)	$(17,253)
Interest expense, net	15,559	1,178	5,340	22,077
Depreciation and amortization	15,163	3,142	356	18,661
Currency gains, net	(1,599)	(187)	(216)	(2,002)
Restructuring costs	—	—	284	284
Other expense(a)	90	2	87	179

Adjusted EBITDA	$23,683	$3,119	$(4,856)	$21,946

(a)
Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

        The following tables presents a reconciliation of pro forma net (loss) income by company, including acquisition and financing adjustments to pro forma Adjusted EBITDA and pro forma Adjusted Bank EBITDA:

Adjusted Bank EBITDA

        We define Adjusted Bank EBITDA as set forth in "Non-GAAP Financial Measures and Reconciliations—Adjusted EBITDA." Our Adjusted Bank EBITDA is calculated in accordance with our ABL Facility and reflects the following further adjustments to Adjusted EBITDA to include pre-acquisition Adjusted EBITDA for Acton and Tyson, and to exclude certain costs excluded from our ABL Facility, plus projected net cost savings, including synergies, to result from actions taken or expected to be taken from implementation of cost savings initiatives, business optimization and other restructuring and integration charges:

  •
  Any expenses or charges (other than depreciation or amortization expenses) related to any equity offering (including by any Parent Entity) as defined in our ABL Facility, permitted investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness as defined in our ABL Facility permitted to be incurred (including refinancing) (whether or not successful), and any amendment or modification to the terms of any such transaction, including such fees, expenses or charges related to (i) the transactions or (ii) any amendment or other modification of our credit agreement

  •
  The amount of net cost savings, operating expense reductions, charges attributable to the undertaking and/or implementation of cost savings initiatives and improvements, business optimization and other restructuring and integration charges, and other synergies projected by the company in good faith to result from actions taken or expected to be taken within eighteen (18) months following the date of determination as a result of specified actions initiated or expected to be taken (calculated on a pro forma basis as though such net cost savings, operating expense reductions, charges and other synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; and

  •
  Costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and public company costs

        The ABL Facility contains debt incurrence ratios and financial covenant ratios that are calculated by reference to Adjusted Bank EBITDA. Non-compliance with such debt incurrence ratios and financial covenant ratios would prohibit us from being able to incur additional indebtedness other than pursuant to specified exemptions or could result in an event of default under the ABL Facility.

        Bank Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted Bank EBITDA does not reflect changes in, or cash requirements, for our working capital needs;

  •
  Adjusted Bank EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

  •
  Adjusted Bank EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

  •
  Adjusted Bank EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted Bank EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted Bank EBITDA does not reflect any cash requirements for such replacements;

  •
  Adjusted Bank EBITDA includes the cost-savings initiatives and synergy estimates that have not been realized. We may not realize the cost synergies that are anticipated from the planned ModSpace Acquisition. See "Risk Factors—We may not realize the cost synergies that are anticipated from the planned ModSpace Acquisition" and "We may fail to realize the anticipated benefits of the ModSpace Acquisition or those benefits may take longer to realize than expected;" and

  •
  other companies in our industry may calculate Adjusted Bank EBITDA differently, limiting its usefulness as a comparative measure.

        Because of these limitations, Adjusted Bank EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or a measure of cash that will be available to meet our obligations. The following table provides an unaudited reconciliation of Net loss to Adjusted EBITDA, and further reconciliation to Adjusted Bank EBITDA:

Pro Forma Adjusted EBITDA Reconciliation—For the Year Ended December 31, 2017

(in thousands)	Historical WillScot for the twelve months ended December 31, 2017	Business Combination Adjustment	Historical Acton from January 1, 2017 to December 20, 2017	Acton Acquisition Adjustment	Historical ModSpace reclassed for Jan 1 2017 to March 2, 2017 (Predecessor)	Historical ModSpace reclassed for March 3, 2017 to December 31, 2017 (Successor)	ModSpace Acquisition Adjustments	Other Financing Adjustments	Pro Forma Combined
Net (loss) income	$(149,812)	$40,340	$(3,251)	$(2,743)	$(96,630)	$7,101	$(1,484)	$(22,749)	$(229,228)
Income from discontinued operations, net of tax	14,650	—	—	—	—	—	—	—	14,650

Loss from continuing operations	(164,462)	40,340	(3,251)	(2,743)	(96,630)	7,101	(1,484)	(22,749)	(243,878)
Income tax (benefit) expense	(936)	14,026	—	(2,084)	(9,516)	(9,023)	(516)	(7,910)	(15,959)
Interest expense, net	107,076	(65,196)	5,049	4,199	15,275	25,137	—	30,659	122,199
Depreciation and amortization	81,292	—	15,046	6,038	12,191	49,836	2,000	—	166,403

EBITDA	22,970	(10,830)	16,844	5,410	(78,680)	73,051	—	—	28,765
Currency (gains) losses,net	(12,878)	10,830	—	—	—	—	—	—	(2,048)
Goodwill and other impairments	60,743	—	—	—	—	—	—	—	60,743
Restructuring costs	2,196	—	—	—	3,164	3,939	—	—	9,299
Loss on reorganization items, net	—	—	—	—	92,450	—	—	—	92,450
Transaction Fees	23,881	—	5,480	(5,480)	—	—	—	—	23,881
Algeco LTIP expense	9,382	—	—	—	—	—	—	—	9,382
Stock compensation costs		—	—	—	300	2,223	—	—	2,523
Integration costs			814	—	—	—			814
Adjusted rental revenue due to fresh start accounting	—	—	—	—	—	9,944	—	—	9,944
Other expense(a)	2,515	—		—	(186)	(228)	—	—	2,101

Adjusted EBITDA	$108,809	$—	$23,138	$(70)	$17,048	$88,929	$—	$—	$237,854
Pre-acquisition Tyson Onsite Adjusted EBITDA(b)									2,948
Non-recurring former parent company costs(c)									15,112
Cost exclusions allowable under Credit Agreement(d)									612
ModSpace cost synergies(e)									60,300
Acton and Tyson Onsite cost synergies(f)									11,000

Adjusted Bank EBITDA(g)									$327,826

(a)
Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

(b)
Represents pre-acquisition EBITDA from the twelve months ended December 31, 2017 from Tyson.

(c)
Represents costs related to our former parent company corporate costs which are not anticipated to be part of the ongoing costs of WSC. These costs are represented by the corporate & other segment.

(d)
Represents outside professional fees related to public company costs that are excluded from Adjusted EBITDA under the WSC credit agreement.

(e)
Represents unrealized estimated cost synergies expected as part of the ModSpace Acquisition.

(f)
Represents unrealized estimated cost synergies from the Acton and Tyson acquisitions closed on December 20, 2017, and January 3, 2018, respectively.

(g)
Represents calculation of Adjusted EBITDA under the Amended ABL Facility. See "Non-GAAP Financial Measures."

Pro Forma Adjusted EBITDA Reconciliation—Three Months Ended March 31, 2018

(in thousands)	Historical WillScot for the three months ended March 31, 2018	Historical Modspace as reclassed for the three months ended March 31, 2018 (Successor)	ModSpace Acquisition Adjustments	Other Financing Adjustments	Pro Forma Combined
Net income (loss)	$(6,835)	$941	$(371)	$(7,441)	$(13,706)

Income (loss) from continuing operations	(6,835)	941	(371)	(7,441)	(13,706)
Income tax benefit	(420)	(209)	(129)	(2,587)	(3,345)
Interest expense, net	11,719	7,773	—	10,028	29,520
Depreciation and amortization	26,281	14,558	500	—	41,339

EBITDA	30,745	23,063	—	—	53,808
Currency losses, net	1,024	—	—	—	1,024
Restructuring costs	628	—	—	—	628
Stock compensation costs	121	847	—	—	968
Integration costs	2,630	—	—	—	2,630
Other expense (a)	344	200	—	—	544

Adjusted EBITDA	$35,492	$24,110	$—	$—	$59,602

(a)
Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

Adjusted Gross Profit

        We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit is not a measurement of our financial performance under GAAP and should not be considered as an alternative to gross profit or other performance measure derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit may not be comparable to similarly titled measures of other companies. Management believes that the presentation of Adjusted Gross Profit provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.

        The following table provides an unaudited reconciliation of gross profit to Adjusted Gross Profit:

				Three Months Ended March 31,			Pro Forma Three Months Ended March 31, 2018
	Year Ended December 31,
						Pro Forma December 31, 2017
	2015	2016	2017	2017	2018
	(in thousands, except for Other Operating Data)
Gross profit	$162,940	$168,193	$165,570	$37,938	$50,921	$361,715	$98,163
Depreciation of rental equipment	78,473	68,981	72,639	16,720	23,845	143,227	35,607

Adjusted Gross Profit	$241,413	$237,174	$238,209	$54,658	$74,766	$504,942	$133,770

Summary Consolidated Financial Data of ModSpace

        The following table contains a summary of the consolidated financial data of ModSpace as of the dates and for the periods indicated. We have derived the summary consolidated financial data as of September 30, 2017 and 2016 and for the period from March 3, 2017 through September 30, 2017 and from October 1, 2016 through March 2, 2017 and the years ended September 30, 2016 and 2015 from ModSpace's audited consolidated financial statements and the accompanying notes included in our Current Report on Form 8-K filed with the SEC on July 24, 2018. We have derived the summary condensed consolidated financial data as of March 31, 2018 and September 30, 2017 and for the three and six months ended March 31, 2018 and the period from March 3, 2017 through March 31, 2017, the periods from January 1, 2017 through March 2, 2017 and from October 1, 2016 through March 2, 2017 from ModSpace's unaudited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on July 24, 2018. ModSpace's results for the six months ended March 31, 2018 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year and we refer you to those consolidated financial statements and accompanying notes in our Current Report on Form 8-K filed with the SEC on July 24, 2018, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

        ModSpace filed a petition on December 21, 2016 with the United States Bankruptcy Court for the District of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. ModSpace's Joint Prepackaged Plan of Reorganization (the "Plan") was substantially consummated on March 2, 2017 and the ModSpace emerged from bankruptcy. In connection with its emergence from bankruptcy, ModSpace adopted fresh start accounting. As a result of the application of fresh start accounting, as well as the effects of the implementation of the Plan, the consolidated financial statements of ModSpace subsequent to March 2, 2017 are not comparable with the consolidated financial statements on or prior to that date, which were prepared on a historical basis of accounting. References to "Successor" refer to the financial position and results of operations of the reorganized company subsequent to March 2, 2017. References to "Predecessor" refer to the financial position and results of operations of ModSpace prior to and including March 2, 2017.

	Predecessor			Successor	Predecessor	Successor
	Year ended September 30, 2015	Year ended September 30, 2016	Period from October 1, 2016 to March 2, 2017	Period from March 3, 2017 to September 30, 2017	Period from October 1, 2016 to March 2, 2017	Six months ended March 31, 2018	Period from March 3, 2017 to March 31, 2017
Summary Statement of Operations Data:
Revenue
Leasing	$243,998	$237,271	$99,024	$134,521	$99,024	$127,462	$9,864
Sales of rental equipment
New units	50,738	62,055	21,542	31,788	21,542	18,646	3,751
Lease units	30,384	29,931	11,265	18,380	11,265	16,581	3,543
Delivery, installation and removal	128,005	136,297	47,920	79,924	47,920	54,779	12,001

Total revenues	453,125	465,554	179,751	264,613	179,751	217,468	29,159
Leasing and sales costs
Cost of rental equipment sold
New units	39,644	47,884	17,046	24,724	17,046	14,678	2,741
Lease units	23,464	22,383	8,865	13,342	8,865	10,616	2,730
Delivery, installation and removal	98,091	103,987	37,456	59,643	37,456	41,249	8,881
Depreciation	72,011	62,558	26,288	29,811	26,288	23,629	3,726

	Predecessor			Successor	Predecessor	Successor
	Year ended September 30, 2015	Year ended September 30, 2016	Period from October 1, 2016 to March 2, 2017	Period from March 3, 2017 to September 30, 2017	Period from October 1, 2016 to March 2, 2017	Six months ended March 31, 2018	Period from March 3, 2017 to March 31, 2017
Maintenance and other	77,971	82,619	33,508	49,763	33,508	42,304	6,709

Total leasing and sales costs	311,181	319,431	123,163	177,283	123,163	132,476	24,787
Gross profit	141,944	146,123	56,588	87,330	56,588	84,992	4,372
Operating and other expenses
Selling, general, and administrative	108,385	115,843	43,433	70,868	43,433	65,795	11,433
Interest, including amortization of deferred financing fees	67,616	74,531	39,642	17,516	39,642	15,394	2,585
Loss on reorganization items, net	—	—	97,121	—	97,121	—	—
Restructuring costs	—	7,031	18,142	1,722	18,142	2,217	135
Goodwill impairment charge	—	35,484	—	—	—	—	—

Total operating and other expenses	176,001	232,889	198,338	90,106	198,338	83,406	14,153

Net income (loss) before income taxes	(34,057)	(86,766)	(141,750)	(2,776)	(141,750)	1,586	(9,781)
Income tax (benefit) expense	2,823	9,068	(8,946)	(3,834)	(8,946)	(5,398)	(3,834)
Net income (loss)	$(36,880)	$(95,834)	$(132,804)	$1,058	$(132,804)	$6,984	$(5,947)

Cash Flow Data
Net cash provided by operating activities	$42,042	$41,382	$10,659	$17,653	$10,659	$23,313	$4,314
Net cash used in investing activities	$(39,891)	$(46,615)	$(12,272)	$(12,351)	$(12,272)	$(13,268)	$(4,074)
Net cash provided by (used in) financing activities	$(2,149)	$5,998	$24,445	$(27,414)	$24,445	$(11,525)	$(8,939)
Summary Balance Sheet Data (at period end):
Cash and cash equivalents		$859		$1,476		$9
Total assets		$1,257,820		$1,085,504		$1,063,031
Total debt		$966,609		$521,683		$508,663
Total liabilities		$1,124,240		$631,259		$602,786
Total equity		$133,580		$454,245		$460,245
Rental equipment, net		$1,028,030		$855,402		$846,512

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA

        ModSpace defines Adjusted EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. ModSpace Adjusted EBITDA is a non-GAAP measure based on the definition under ModSpace's credit agreement and reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what they consider transactions or events not related to core business operations:

  •
  Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment;

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  Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs;

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  Costs associated with reorganizations and associated accounting adjustments such as fresh start accounting adjustments;

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  Non-cash charges for stock compensation plans; and

  •
  Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense and gains and losses on disposals of property, plant, and equipment.

        Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements, for working capital needs;

  •
  Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

  •
  Adjusted EBITDA does not reflect tax expense or the cash requirements to pay taxes;

  •
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that considered not to be indicative of future operations;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in the industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

        Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of the business or as measures of cash that will be available to meet obligations. Please see the unaudited reconciliation of Net loss to Adjusted EBITDA for ModSpace within section "Summary Historical and Pro Forma Consolidated Financial Data of WillScot."

RISK FACTORS

        Investing in shares of our Common Stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including those risks identified under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 before deciding whether to purchase shares of our Common Stock.

Risks related to the ModSpace Acquisition

We intend to use the net proceeds from this offering to fund a portion of the aggregate consideration necessary to complete the ModSpace Acquisition, but this offering is not conditioned upon the closing of the ModSpace Acquisition and we will have broad discretion to determine alternative uses of proceeds.

        As described under "Use of Proceeds," we intend to use the net proceeds from this offering, together with the net proceeds of the Other Financing Transactions, to fund the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses. However, this offering is not conditioned upon the closing of the ModSpace Acquisition. If the ModSpace Acquisition is not consummated, we will have broad discretion in the application of the net proceeds from this offering such as using the proceeds from this offering for general corporate purposes, and holders of our Common Stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use.

The ModSpace Acquisition may not be completed within the expected timeframe or at all, and the failure to complete the ModSpace Acquisition may negatively affect the trading price of our Common Stock and could adversely affect our financial results.

        The ModSpace Acquisition is subject to risks and uncertainties, including: (i) the risk that the ModSpace Acquisition may not be completed, or completed within the expected timeframe, including as a result of the possibility that a governmental entity may prohibit, delay or refuse an approval required to complete the ModSpace Acquisition; or (ii) costs relating to the ModSpace Acquisition (including in respect of the financing of the ModSpace Acquisition) may be greater than expected. If the ModSpace Acquisition is not completed or if there are significant delays in completing the planned acquisition, it could negatively affect the trading price of our Common Stock, adversely affect our future business and financial results and could result in our failure to realize certain synergies relating to such acquisition. Any failure to consummate the ModSpace Acquisition could also result in a negative reaction from the financial markets, particularly if the current market prices reflect market assumptions that the Merger will be completed, which could cause the value of your investment in our Common Stock to decline. If the ModSpace Acquisition does not close due to the occurrence of certain regulatory events, we may be required to pay a $35 million termination fee to ModSpace.

We may not realize the cost synergies that are anticipated from the planned ModSpace Acquisition.

        The benefits that are expected to result from the ModSpace Acquisition, including the anticipated annual cost savings included herein, will depend, in part, on our ability to realize such anticipated cost synergies. Our success in realizing these cost synergies, and the timing of this realization, depends on the successful integration of ModSpace. See "—We may fail to realize the anticipated benefits of the ModSpace Acquisition or those benefits may take longer to realize than expected."

        Even if we are able to integrate ModSpace successfully, this integration may not result in the realization of the full benefits of the cost synergies that we currently expect from the ModSpace Acquisition, and we cannot guarantee that these benefits will be achieved within anticipated timeframes or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we may incur unanticipated expenses in connection with the integration of ModSpace. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the planned acquisition may be offset by costs incurred to, or delays in, integrating the businesses.

We may fail to realize the anticipated benefits of the ModSpace Acquisition or those benefits may take longer to realize than expected.

        Our ability to realize the anticipated benefits of the ModSpace Acquisition, including realizing revenue growth opportunities from employing our operating strategy in the ModSpace business, annual cost savings and certain tax benefits, will depend, to a large extent, on our ability to integrate ModSpace's business with our business, which is a complex, costly and time-consuming process. We will be required to devote significant management attention and resources to integrate the business practices and operations of WillScot and ModSpace. The integration process may disrupt our business and, if implemented ineffectively, could restrict the realization of the full expected benefits. The failure to meet the challenges involved in the integration process and to realize the anticipated benefits of the ModSpace Acquisition could cause an interruption of, or a loss of momentum in, our operations and could adversely affect our business, financial condition and results of operations.

        In addition, the integration of ModSpace may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customers and other business relationships, and diversion of management's attention. Additional integration challenges include:

  •
  diversion of management's attention to integration matters;

  •
  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the ModSpace Acquisition;

  •
  difficulties in the integration of operations and systems;

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  difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

  •
  difficulties in the assimilation of employees;

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  duplicate and competing products;

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  difficulties in managing the expanded operations of a significantly larger and more complex company;

  •
  challenges in keeping existing customers and obtaining new customers, including customers that may not consent to the assignment of their contracts or agree to enter into a new contract with us;

  •
  challenges in attracting and retaining key personnel;

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  the impact of potential liabilities we may be inheriting from ModSpace; and

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  coordinating a geographically dispersed organization.

        Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could adversely affect our business, financial condition and results of operations and result in us becoming subject to litigation. In addition, even if ModSpace is integrated successfully, the anticipated benefits of the ModSpace Acquisition may not be realized, including the sales or growth opportunities that are anticipated. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration process. All of these factors could cause reductions in our earnings per share, decrease or delay the expected accretive effect of the ModSpace Acquisition and negatively impact the price of our Common Stock. As a result, it cannot be assured that the ModSpace Acquisition will result in the realization of the full anticipated benefits.

Investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock offered hereby if the ModSpace Acquisition is not completed.

        This offering is not contingent on completion of the ModSpace Acquisition. Investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock offered hereby if the ModSpace Acquisition is not completed. Accordingly, even if the ModSpace Acquisition is not completed, shares of our Common Stock sold in this offering will remain outstanding. Further, investors will not have any right to require us to repurchase, redeem or repay any shares of the Common Stock offered hereby, if, subsequent to the completion of this offering, we experience any changes in our business or financial condition or if the terms of the ModSpace Acquisition or the financing thereof change.

The ModSpace Acquisition could be subject to review by antitrust authorities in the United States.

        We believe that the ModSpace Acquisition is exempt from notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the United States. However, we cannot provide assurances that the ModSpace Acquisition will not be subject to antitrust review in the United States. To the extent the ModSpace Acquisition is subject to such antitrust review, we can provide no assurances that (i) the review will not delay or render us unable to complete the ModSpace Acquisition or (ii) we would not be subject to asset divestitures or other remedial measures.

The pendency of the ModSpace Acquisition could adversely affect our business, financial results and operations, and the market price of shares of our Common Stock.

        The announcement and pendency of the ModSpace Acquisition could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the ModSpace Acquisition, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations. Until the completion of the ModSpace Acquisition, holders of shares of Common Stock will be exposed to the risks faced by our existing business without any of the potential benefits from the ModSpace Acquisition. As a result of investor perceptions about the terms or benefits of the ModSpace Acquisition, the market price of shares of Common Stock may decline.

If the ModSpace Acquisition is completed, ModSpace may underperform relative to our expectations.

        Following completion of the ModSpace Acquisition, we may not be able to maintain the growth rate, levels of revenue, earnings or operating efficiency that we and ModSpace have achieved or might achieve separately. The business and financial performance of ModSpace are subject to certain risks and uncertainties. Our failure to do so could have a material adverse effect on our financial condition and results of operations.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included and incorporated by reference into this prospectus supplement.

        The unaudited pro forma financial information included and incorporated by reference into this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the ModSpace

Acquisition, this offering and the Other Financing Transactions been completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of WillScot and ModSpace, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the ModSpace Acquisition, this offering and the Other Financing Transactions. The assets and liabilities of ModSpace have been preliminarily estimated using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. In addition, the assumptions used in preparing the unaudited pro forma financial information, including assumptions as to the successful completion of the ModSpace Acquisition, this offering and the Other Financing Transactions may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the closing of the ModSpace Acquisition and negatively impact the price of shares of our Common Stock.

Our credit ratings may be impacted by the additional indebtedness we expect to incur in connection with the ModSpace Acquisition and any negative impact on our credit ratings may impact the cost and availability of future borrowings and, accordingly, our cost of capital.

        Our credit ratings at any time will reflect each rating organization's then opinion of our financial strength, operating performance and ability to meet our debt obligations. We anticipate that the additional indebtedness we expect to incur in connection with the ModSpace Acquisition may result in a negative change to our credit ratings, including a potential downgrading. Any reduction in our credit ratings may limit our ability to borrow at interest rates consistent with the interest rates that have been available to us prior to the ModSpace Acquisition and the Other Financing Transactions. If our credit ratings are further downgraded or put on watch for a potential downgrade, we may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if our current credit ratings were maintained.

We expect to incur significant costs and significant indebtedness in connection with the consummation of the Transactions, including the ModSpace Acquisition, and the integration of ModSpace into our business, including legal, accounting, financial advisory and other costs.

        We expect to incur significant costs in connection with integrating the operations, products and personnel of ModSpace into our business, in addition to costs related directly to completing the Transactions. These costs may include costs for:

  •
  employee retention, redeployment, relocation or severance;

  •
  integration, including of people, technology, operations, marketing, and systems and processes; and

  •
  maintenance and management of customers and other assets.

        In addition, we expect to incur significant non-recurring costs associated with integrating and combining the operations of ModSpace and its subsidiaries, which cannot be estimated accurately at this time. While we expect to incur a significant amount of transaction fees and other one-time costs related to the consummation of the Transactions, additional unanticipated costs may yet be incurred. Any expected elimination of duplicative costs, as well as the expected realization of other efficiencies related to the integration of our operations with those of ModSpace, that may offset incremental transaction and transaction-related costs over time, may not be achieved in the near term, or at all.

        In addition, we expect to incur and/or assume significant new indebtedness in connection with the Transactions. The debt we incur or assume in connection with the Transactions may limit our financial and operating flexibility, and we may incur additional debt, which could increase the risks associated with our substantial indebtedness. Our substantial indebtedness may have material consequences for our business, financial condition and results of operations. See "—Our credit ratings may be impacted by the additional indebtedness we expect to incur in connection with the ModSpace Acquisition and any negative impact on our credit ratings may impact the cost and availability of future borrowings and, accordingly, our cost of capital."

The ModSpace Acquisition will significantly increase our goodwill and other intangible assets.

        We have a significant amount, and following the ModSpace Acquisition will have an additional amount, of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects. The impairment of any goodwill and other intangible assets may have a negative impact on our consolidated results of operations.

Our ability to use ModSpace's net operating loss carryforwards and other tax attributes may be limited.

        As of March 31, 2018, we had US net operating loss ("NOL") carryforwards of approximately $269.9 million for US federal income tax and state tax purposes available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"). The US NOL carryforwards begin to expire in 2028 if not utilized. In addition, we had foreign NOLs of $9.9 million as a result of our operations in Mexico. The Mexico NOL carryforwards begin to expire in 2020 if not utilized.

        As of September 30, 2017, ModSpace had US NOL carryforwards of approximately $655.0 million, gross, for US federal income tax and state tax purposes available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382. ModSpace's US NOL carryforwards begin to expire in 2022 if not utilized. As of September 30, 2017, ModSpace also recorded a net of tax amount of $104.9 million of a valuation allowance on its US federal and state NOL carryforwards which does not take into account the impacts of Tax Cuts and Jobs Act of 2017, specifically the impacts of the reduced federal rate of 21%.

        We may be unable to fully use ModSpace's NOL carryforwards, if at all. Under Section 382 and corresponding provisions of US state law, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation's ability to use its pre-change US NOLs and other applicable pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. We have not completed a Section 382 analysis and therefore cannot forecast or otherwise determine our ability to derive any benefit from our various federal or state tax attribute carryforwards at this time. As a result, if we earn net taxable income, our ability to use our pre-change US NOL carryforwards to offset US federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of US NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

        Lastly, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOL and tax credit carryforwards is materially limited, it may result in increased future tax obligations.

Risks Related to this Offering and our Common Stock

The price of our Common Stock may be volatile, which could cause the value of your investment to decline.

        The market price of our Common Stock has fluctuated, and may in the future continue to fluctuate, significantly from time to time, and may be influenced by many factors, some of which are beyond our control, including those described in this "Risk Factors" section (including under the heading "—Risks Related to the ModSpace Acquisition" above) and the following:

  •
  the factors described above under the heading "Cautionary Note Regarding Forward-Looking Statements;" and

  •
  the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

        Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of shares of our Common Stock and the value of your investment. Occasionally, periods of volatility in the market price of a company's securities may lead to the institution of securities class action litigation against a company. If we are subject to such volatility in the price of shares of our Common Stock, we may be the target of such securities litigation in the future. Such legal action could result in substantial costs to defend our interests and a diversion of management's attention and resources, each of which would have a material adverse effect on our business and operating results and the market price of shares of Common Stock may decline.

Sales of a significant number of shares of our Common Stock in the public markets, or the perception of the likelihood of such sales, could depress the market price of shares of our Common Stock.

        Sales of a substantial number of shares of our Common Stock in the public markets and the availability of those shares for sale could adversely affect the market price of our Common Stock. Such sales, or the perception in the market that holders of a large number of shares intend to sell shares, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. Under our existing Amended and Restated Registration Rights Agreement, dated November 29, 2017 (the "Registration Rights Agreement") by and among the Company and the investors party thereto, including an affiliate of TDR Capital, certain of the Founders (as defined below) certain of our directors and certain transferees of the Founders (the "Registration Rights Parties"), the Registration Rights Parties have the right to request an unlimited number of demands, customary shelf registration rights, subject to certain conditions, and piggyback registration rights with respect to registration statements filed by us. In connection with the ModSpace Acquisition, we expect to amend the Registration Rights Agreement to include certain sellers of ModSpace pursuant to which they will join as Registration Rights Parties for the shares of Common Stock received in connection with the ModSpace Acquisition and shares of Common Stock issuable upon exercise of the ModSpace Warrants, subject to certain conditions. See "The Transactions—Second Amended and Restated Registration Rights Agreement." The Registration Rights Parties also may request that we include such Common Stock in certain future registration statements or offerings of Common Stock by us. We cannot predict the effect that future sales of Common Stock or other equity-related securities would have on the market price of our Common Stock.

        In addition to the Registration Rights Agreement, Double Eagle Acquisition LLC ("DEAL") and Harry E. Sloan (the "Founders") deposited 12,425,000 shares of our Class A Common Stock in escrow for a period of three years, subject to early release, pursuant to an earnout agreement entered into at the closing of the business combination with WSII (the "Earnout Agreement"). On January 19, 2018, 6,212,500 shares of Common Stock were released from escrow in accordance with the terms of the Earnout Agreement. In addition, the Founders and our former independent directors (the "initial shareholders") have agreed not to transfer, assign or sell any of their shares of Class A Common Stock until the date that is one year after the date of the consummation of the business combination on November 29, 2017 or earlier if we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. However, assuming such shares are released to the Founders in accordance with the Earnout Agreement (including the anticipated release of shares upon completion of the ModSpace Acquisition), following the termination of these transfer restrictions, we cannot predict what effect, if any, market sales of Common Stock held by our initial shareholders or any other shareholder or the availability of these shares for future sale will have on the market price of our Common Stock.

This offering is expected to be dilutive, and there may be future sales or other dilution of our equity, which may adversely affect the market price of the shares of our Common Stock and/or dilute the value of shares of our Common Stock.

        Giving effect to the issuance of shares of Common Stock in this offering, the receipt of the expected net proceeds and the use of those proceeds as described under "Use of Proceeds," we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending December 31, 2018. In addition, shares of Common Stock and warrants issued as consideration for the ModSpace Acquisition will have a further dilutive effect. Moreover, to the extent shares are subsequently issued upon the exercise of options or warrants or the vesting of restricted stock units, you will incur further dilution. The actual amount of dilution cannot be determined at this time and will be based upon numerous factors.

If securities or industry analysts cease to publish research, or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecasts of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We do not intend to pay dividends on our Common Stock so any returns will be limited to the value of our Common Stock.

        We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock

Our principal stockholder controls a majority of our outstanding Common Stock and will continue to following this offering, and it may take actions or have interests that may be adverse to or conflict with those of our other stockholders.

        Sapphire Holding S.à r.l. ("Sapphire"), an entity controlled by TDR Capital, beneficially owned approximately 54.8% of our outstanding shares of Common Stock as of July 20, 2018. Upon the completion of this offering, we expect Sapphire will own approximately 50.6% of our outstanding shares of Common Stock. In addition, pursuant to the terms of the Earnout Agreement and the occurrence of a certain triggering event as described therein, Sapphire may receive additional shares of our Common Stock upon release from escrow, as set forth in the Earnout Agreement.

        Moreover, Sapphire's ownership of our Common Stock may also adversely affect the trading price for our Common Stock to the extent investors perceive disadvantages in owning shares of a company with a majority stockholder or in the event Sapphire takes any action with its shares that could result in an adverse impact on the price of our Common Stock, including any pledge or other use of its share of our Common Stock in connection with a loan. Sapphire will not be restricted from pledging any or all of its shares of our Common Stock pursuant to the lock-up agreements described herein. See "Underwriting." In the case of any pledge of its shares of our Common Stock in connection with a loan, in the event of a default, lenders could foreclose upon any or all of such pledged shares of our Common Stock. The sale of a significant amount of shares of our Common Stock at any given time or the perception that such sales could occur, including sales of any pledged shares that are foreclosed upon, could adversely affect the prevailing market price of our Common Stock. Moreover, the occurrence of a foreclosure, and a subsequent sale of all, or substantially all, of the pledged shares of our Common Stock in connection with such a loan could result in a change of control under our Supplemental Indenture dated February 15, 2018, by and among WSII, the Guarantors party thereto, and Deutsche Bank Trust Company Americas as trustee and collateral agent, the ABL Facility, the Amended ABL Facility, and future agreements that may we enter into, even when such a change may not be in the best interest of our stockholders. Such a sale of the pledged shares of our Common Stock may also result in another shareholder beneficially owning a significant amount of our common stock and being able to exert a significant degree of influence or actual control over our management and affairs. Such shareholder's interests may be different from or conflict with those of our other shareholders. In addition, TDR Capital is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. TDR Capital may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue, and as a result, the interests of TDR Capital may not coincide and may even conflict with the interests of our other stockholders.

THE TRANSACTIONS

Agreement and Plan of Merger

        Pursuant to the terms of the Merger Agreement, by and among us, Merger Sub, ModSpace and, solely in its capacity as the Holder Representative, NANOMA LLC ("Holder Representative"), Merger Sub, our indirect subsidiary, has agreed to merge with and into ModSpace, with ModSpace surviving as our indirect subsidiary.

Consideration

        Under the terms of the Merger Agreement, the consideration to be paid by us for ModSpace consists of: (A) the Cash Consideration; (B) 6,458,500 shares of Common Stock, subject to adjustments as contemplated by the Merger Agreement; and (C) warrants to purchase 10,000,000 shares of Common Stock at an exercise price of $15.50 per share on the terms and subject to the conditions set forth in the ModSpace Warrant Agreement, as described herein. Such consideration shall be distributed on a pro rata basis to the record holders of issued and outstanding common stock of ModSpace and holders of vested restricted stock unit awards (collectively, the "Holders") based on their ownership in ModSpace immediately prior to closing; provided that any Holders who are not accredited investors or qualified institutional buyers under U.S. federal securities laws or hold or would hold less than 1,000 shares of ModSpace common stock as of the closing date of the ModSpace Acquisition shall only receive Cash Consideration adjusted accordingly.

        The Cash Consideration will be increased by cash on hand at ModSpace as of the closing and reduced by unpaid expenses of ModSpace relating to the ModSpace Acquisition and prior restructuring of ModSpace and the repayment of ModSpace's existing indebtedness in accordance with the payoff letter to be delivered pursuant to the Merger Agreement, and will also be subject to a net working capital adjustment based on a target net working capital and accounting principles set forth in the Merger Agreement. The Cash Consideration is subject to post-closing adjustment with respect to actual cash, indebtedness, and working capital in accordance with the terms of the Merger Agreement. Prior to any distribution of the adjusted Cash Consideration by the paying agent to the Holders, we will deduct from the Cash Consideration and deliver to the Holder Representative prior to the closing of the ModSpace Acquisition an amount equal to $500,000 to pay fees and expenses of the Holder Representative to the extent payable by the Holders, and an amount equal to $3,000,000 to an escrow account to secure Holders' obligations with respect to an above-referenced post-closing adjustments to the Cash Consideration.

        The shares of Common Stock received by the Holders as a portion of the purchase price will be subject to a lock-up agreement prohibiting sales, transfers or other dispositions (other than to certain permitted transferees) for a period of six months following the closing of the ModSpace Acquisition. The holders of the Common Stock would also be afforded certain customary registration rights consistent with the terms of the Registration Rights Agreement, as further described below.

        In connection with the transactions contemplated by the Merger Agreement, we have obtained, at our sole cost and expense, a representations and warranties insurance policy, solely for our and our subsidiaries benefit. Except for damages arising from fraud, willful misconduct or intentional misrepresentation, we shall have no recourse against ModSpace or its Holders for breaches under the Merger Agreement or in connection with the ModSpace Acquisition other than pursuant to such representations and warranties policy.

Approvals

        The ModSpace Acquisition and Merger Agreement have been approved by our Board of Directors and the respective boards of directors of Holdings, as sole stockholder of WSII, and WSII, as sole stockholder of Merger Sub. The ModSpace Acquisition and Merger Agreement have also been approved by the board of directors of ModSpace and Holders of a majority of the issued and outstanding shares of ModSpace. On July 16, 2018, the Canadian Competition Bureau issued a No Action Letter relating to the ModSpace Acquisition.

Conditions to Closing

        The Merger Agreement contains certain customary conditions to closing, including relating to certain antitrust approvals. The Merger Agreement further provides that in no event shall we be obligated to take any action with respect to obtaining any clearance under any antitrust law that, individually or in the aggregate, (i) would, individually or in the aggregate, reasonably be expected to result in a reduction of greater than 3.5% of the consolidated EBITDA of the combined business of WillScot and ModSpace after giving effect to the ModSpace Acquisition (as calculated pursuant to terms of the ABL Facility) or (ii) would, or would reasonably be expected to have a material adverse effect on the combined business (a "Regulatory Adverse Effect").

        The Merger Agreement may be terminated by us and ModSpace under certain circumstances, including, among others: (i) by mutual consent; (ii) by either ModSpace or us if (A) the ModSpace Acquisition shall not have occurred on or prior to November 18, 2018, which shall be subject to automatic extension to December 18, 2018 if certain conditions to the consummation of the ModSpace Acquisition have been met by such date and subject to further extension by mutual agreement of the parties, or (B) if any governmental entity enforces, enacts or enters any final non-appealable law, judgment, order, decree, injunction, ruling or other action which would make the ModSpace Acquisition illegal or otherwise enjoin or prohibit the consummation of the ModSpace Acquisition; and (iii) by us upon the issuance of a non-appealable order, injunction, decree, ruling, divestiture requirement or other action taken by a governmental entity which would have a Regulatory Adverse Effect. In the event the Merger Agreement is terminated by either ModSpace or us pursuant to (ii)(B) in the event the applicable law, judgment, order, decree, injunction, ruling or other action is taken under antitrust laws, or in the event the Merger Agreement is terminated by us pursuant to (iii) above, we shall pay ModSpace a termination fee equal to $35 million.

Federal Income Tax Consequences

        Pursuant to the terms of the Merger Agreement, ModSpace has agreed to use commercially reasonable efforts to negotiate in good faith and take all steps reasonably necessary in connection therewith to consider alternative acquisition structures pursuant to which we may acquire ModSpace in order to most effectively maximize tax benefits to the parties.

        A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on June 22, 2018, which is incorporated by reference into this prospectus supplement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement has been incorporated by reference herein solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about ModSpace or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for the purposes of the Merger Agreement and are made as of specific dates and are solely for the benefit of the parties to the Merger Agreement. As to factual matters concerning ModSpace, you should not rely upon the representations and warranties in the Merger Agreement.

Second Amended and Restated Registration Rights Agreement

        As a condition precedent to the closing of the transactions contemplated by the Merger Agreement, we, Sapphire, the ModSpace Investors (as defined therein), the Initial Investors (as defined therein), and the Joinder Parties (as defined therein) expect to enter into, subject to the receipt of the requisite approval of existing parties to our Registration Rights Agreement, a second amended and restated registration rights agreement (the "Second Amended and Restated Registration Rights Agreement") that further amends and restates the Registration Rights Agreement and provides such investors with certain demand, shelf and piggyback registration rights covering all shares of Common Stock owned by each investor, and certain warrants and shares of Common Stock issued or issuable upon the exercise of such warrants beneficially owned by such investor until such shares and warrants cease to be "Registrable Securities" as defined in the Registration Rights Agreement. The Second Amended and Restated Registration Rights Agreement provides each investor the right to request an unlimited number of demands at any time following the consummation of the ModSpace Acquisition and customary shelf registration rights, in each case, subject to certain conditions. In addition, the agreement grants the ModSpace Investors and the Initial Investors piggyback registration rights with respect to registration statements filed subsequent to the consummation of the ModSpace Acquisition. We are responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the initiating holders party thereto. The registration rights under the Second Amended and Restated Registration Rights Agreement are subject to customary lock up provisions.

Warrant Agreement

        As a condition precedent to the closing of the transactions contemplated by the Merger Agreement, we expect to enter into a warrant agreement (the "ModSpace Warrant Agreement") with the warrant agent named therein that governs the terms of the ModSpace Warrants to be issued to the Holders of ModSpace as partial consideration under the Merger Agreement. The ModSpace Warrant Agreement provides for the issuance of 10,000,000 shares of Common Stock to the Holders at an exercise price of $15.50 per share on a one to one basis, which may be adjusted in the event of an increase in the number of outstanding shares of Common Stock by share dividends (or a share split-up or the payment of extraordinary dividends), a decrease in the number of shares of Common Stock by a consolidation, reverse split or similar transaction and in the in the event of certain reorganization transactions. Under the ModSpace Warrant Agreement, the ModSpace Warrants are not redeemable and may be replaced for replacement securities upon the occurrence of certain reorganization transactions of ours (other than those that would lead to an adjustment in the exercise price of the ModSpace Warrants). The ModSpace Warrants become exercisable on 180th day after the consummation of the Merger and expire on November 29, 2022. Under the Second Amended and Restated Registration Rights Agreement, we will agree to use our commercially reasonable efforts to file and have declared effective a shelf registration statement for the shares of Common Stock issuable upon exercise of the ModSpace Warrants within 180 days after the consummation of the ModSpace Acquisition and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the ModSpace Warrants in accordance with the provisions of the ModSpace Warrant Agreement. The ModSpace Warrant Agreement will contain certain customary Securities Act restrictions on the transfer of the ModSpace Warrants issued thereunder.

ABL/Bridge Debt Commitment Letter

        Pursuant to the ABL/Bridge Debt Commitment Letter, the Lenders committed to provide (i) an incremental ABL loan facility in an aggregate principal amount of up to $750.0 million; (ii) the Secured Bridge Facility; and (iii) the Unsecured Bridge Facility, on the terms and subject to the conditions set forth in the ABL/Bridge Debt Commitment Letter, to fund a portion of the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses.

        The ABL/Bridge Debt Commitment Letter provides that any net cash proceeds received by us from this offering will, to the extent they are to be used to fund the ModSpace Acquisition, reduce the commitments of the Lenders as follows: (i) first, the commitments of the Lenders in respect of the Unsecured Bridge Facility will be automatically and immediately reduced and terminated, on a dollar-for-dollar basis, by the first $70.0 million of such proceeds and (ii) second, to the extent those proceeds exceed $70.0 million, amounts to be funded under the ABL Facility will be automatically and immediately reduced, on a dollar-for-dollar basis, by the amount of such excess. Although we do not currently expect to make any borrowings under the Unsecured Bridge Facility or the Secured Bridge Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Unsecured Bridge Facility and/or the Secured Bridge Facility if we do not generate sufficient net proceeds from this offering to partially finance the ModSpace Acquisition and related fees and expenses.

Unsecured Debt Commitment Letter

        Pursuant to the Unsecured Debt Commitment Letter, the purchasers of the Unsecured Notes committed to purchase the Unsecured Notes in an aggregate principal amount of up to $200.0 million (which amount may be increased in the event we receive less than $100.0 million of gross proceeds from this offering in an amount equal to the difference between $100.0 million and the gross proceeds received by us from this offering), on the terms and subject to the conditions set forth in the Unsecured Debt Commitment Letter.

        The Unsecured Notes will mature 5 years and 3 months after the date of issuance. The Unsecured Notes will bear interest at a rate of 10.0% per annum if paid in cash (or if paid in kind, 11.5% per annum) for the first 2 years and 6 months after the date of issuance and thereafter increasing to 12.5% per annum with no paid in kind option, in each case payable semi-annually. The Unsecured Notes will be WSII's general unsecured obligations and will rank pari passu in right of payment with all of WSII's existing and future senior indebtedness, effectively junior to all of WSII's existing and future secured indebtedness, including the Amended ABL Facility, WSII's existing 7.875% senior secured notes due 2022 (the "2022 Notes") and the Secured Notes, to the extent of the value of the collateral securing such indebtedness, and senior in right of payment to any of WSII's future unsecured subordinated indebtedness.

        The Unsecured Notes will be fully and unconditionally guaranteed, jointly and severally, by Holdings and each of our direct and indirect domestic subsidiaries. Such guarantees will rank pari passu in right of payment with all of the guarantors' existing and future senior indebtedness (except with respect to the guarantee by WillScot Equipment II, a Delaware limited liability company, whose guarantee will be subordinated to its obligations under the Amended ABL Facility), effectively junior to all of their existing and future secured indebtedness, including the Amended ABL Facility, the 2022 Notes and the Secured Notes, to the extent of the value of the collateral securing such indebtedness, and senior in right of payment to any of the guarantors' future unsecured and subordinated indebtedness.

        The Unsecured Notes will not be pre-payable until the date that is six months after the date of issuance. Thereafter, the Unsecured Notes will be redeemable or prepayble at (a) par plus a make-whole premium until the date that is one year after the date of issuance, (b) 102% of the principal amount thereof plus accrued and unpaid interest to the date of payment if redeemed or prepaid during the period from 12 months after the date of issuance through 18 months after the date of issuance, (c) 104% of the principal amount thereof plus accrued and unpaid interest to the date of payment if redeemed or prepaid during the period from 18 months after the date of issuance through 30 months after the date of issuance and (d) 106% of the principal amount thereof plus accrued and unpaid interest to the date of payment if redeemed or prepaid thereafter.

        To the extent that the aggregate gross proceeds from (i) this offering and (ii) the Unsecured Financing (to the extent funded into an escrow account for the purpose of funding the Cash

Consideration for the Modspace Acquisition) are at least $300 million, then the Unsecured Bridge Facility commitment under the ABL/Bridge Debt Commitment Letter will be cancelled and terminated in full. However, there is no guarantee that we will be able to raise such gross proceeds under this offering or under the Unsecured Financing in the amounts contemplated or at all. If we do not receive aggregate gross proceeds of at least $300 million from this offering and the Unsecured Financing we intend to borrow under the Unsecured Bridge Facility and/or issue unsecured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act in order to finance the remaining Cash Consideration for the Modspace Acquisition.

        The documentation governing the Unsecured Notes is expected to contain covenants that, among other things, limit WSII's and its restricted subsidiaries' ability to: (i) incur or guarantee additional indebtedness or issue preferred stock; (ii) pay dividends on, or make other distributions in respect of, their capital stock; (iii) purchase or redeem capital stock or subordinated indebtedness; (iv) make investments; (v) create liens or use assets as security; (vi) enter into agreements restricting such restricted subsidiary's ability to pay dividends, make loans, or transfer assets to us or other restricted subsidiaries; (vii) sell assets, including capital stock of subsidiaries; (viii) engage in transactions with affiliates; and (ix) consolidate or merge with or into other companies or transfer all or substantially all of their assets. The aforementioned restrictions will be subject to certain exceptions. The documentation for the Unsecured Notes is expected to also contain certain customary representations and warranties, conditions to borrowing and events of default.

        The documentation governing the Unsecured Notes has not been finalized and accordingly, the actual terms of the Unsecured Notes may differ materially from those described in this prospectus supplement.

 USE OF PROCEEDS

        We estimate the net proceeds to us from this offering to be approximately $104.9 million (approximately $120.7 million if the underwriters exercise their option to purchase additional shares of Common Stock in full), after deducting the underwriting discount and our estimated offering expenses, in each case assuming a public offering price of $15.80 per share, the closing price for Common Stock on Nasdaq on July 20, 2018.

        We intend to use the net proceeds from this offering, together with the net proceeds of the Other Financing Transactions, to fund the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses.

        There can be no assurance that the ModSpace Acquisition or any of the Other Financing Transactions will be consummated on the terms described herein, or at all. If the ModSpace Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes.

        The following table outlines the estimated sources and uses of funds for the ModSpace Acquisition, assuming the underwriters do not exercise their option to purchase additional shares of Common Stock in this offering. The table assumes that the ModSpace Acquisition and the Financing Transactions are completed simultaneously with this offering, but this offering is to occur before the Other Financing Transactions and the ModSpace Acquisition and is not conditioned on the consummation of the Other Financing Transactions or the ModSpace Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources		Uses
Incremental Borrowings under the Amended ABL Facility(1)(3)	$513.0	Cash Consideration(5)	$1,059.8
Secured Notes Offered in the Secured Notes Offering	300.0	Common Stock Consideration(4)	102.0
Unsecured Notes Offered in the Unsecured Financing	200.0	Estimated Fees and Expenses(6)	63.8
Common Stock Offered Hereby(2)(3)	110.6
Common Stock Consideration(4)	102.0

Total Sources	$1,225.6	Total Uses	$1,225.6

(1)
The Amended ABL Facility, which will become effective upon the closing of the ModSpace Acquisition, upsizes the existing ABL Facility from $600.0 million to $1.35 billion and provides an accordion feature to further increase the lender commitments to $1.8 billion.

(2)
Assumes the issuance of 7,000,000 shares of our Common Stock at a price to the public of $15.80 per share, the closing price of our Common Stock on Nasdaq on July 20, 2018, before discounts, commissions and expenses, and assumes no exercise of the underwriters' option to purchase additional securities.

(3)
In the event we increase or decrease the size of this offering, we expect to decrease or increase, on a dollar-for-dollar basis, the amount of our incremental borrowings under the Amended ABL Facility. Assuming no exercise of the underwriters' option to purchase additional shares, each $1.00 increase or decrease in the assumed offering price of $15.80 per share (the closing price of our Common Stock on Nasdaq on July 20, 2018) would increase or decrease the net proceeds to us from this offering by approximately $6.7 million, assuming the number of shares offered, as set forth on the cover page of this prospectus supplement remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $15.1 million, assuming that the price per share for the offering remains at $15.80 (the closing price of our Common Stock on Nasdaq on July 20, 2018), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For additional information, see the unaudited pro forma condensed financial information of WillScot included in our Current Report on Form 8-K filed with the SEC on July 24, 2018, which is incorporated by reference into this prospectus supplement.

(4)
Reflects 6,458,500 shares of Common Stock issuable to the sellers in the ModSpace Acquisition. In addition to these shares of Common Stock, we are also issuing the ModSpace Warrants. For purposes of this offering, we have not ascribed a value to the ModSpace Warrants.

(5)
Represents the Cash Consideration for the ModSpace Acquisition, which includes repayment of $508.7 million of outstanding ModSpace indebtedness that is expected to be repaid concurrently with the closing of the ModSpace Acquisition and excludes certain expenses being netted from the Cash Consideration.

(6)
Reflects transaction fees and expenses payable at the closing of the ModSpace Acquisition.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents, total debt and capitalization at March 31, 2018:

  •
  on an actual basis;

  •
  on as adjusted basis to give effect to this offering (but not the application of the net proceeds therefrom to fund the Cash Consideration of the ModSpace Acquisition), assuming a public offering price of $15.80 per share, the closing price of our Common Stock on Nasdaq on July 20, 2018, and after deducting the underwriting discount and our estimated offering expenses (assuming no exercise of the underwriters' option to purchase additional shares of Common Stock); and

  •
  on a pro forma as adjusted basis to give effect to the Other Financing Transactions, the ModSpace Acquisition and the application of the net proceeds of the Financing Transactions to fund the Cash Consideration for the ModSpace Acquisition and to pay related fees and expenses as described under "Use of Proceeds," as if each of these transactions had occurred on March 31, 2018.

        This offering is not conditioned on the consummation of the Other Financing Transactions or the ModSpace Acquisition. The following data are qualified in their entirety by our financial statements and the related notes and other information incorporated by reference into this prospectus supplement and the accompanying prospectus. This table should be read in connection with the sections entitled "Summary—Recent Developments", "Risk Factors", and "Use of Proceeds" and each of our and ModSpace's consolidated financial statements and related notes thereto which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information and Incorporation by Reference" in this prospectus supplement.

	As of March 31, 2018
(in thousands)	Actual	As Adjusted (unaudited)	Pro Forma As Adjusted
Cash and Cash Equivalents(1)	$2,861	$107,808	$31,791
Debt:
Amended ABL Facility(2)(10)	$—	$—	$860,200
Existing ABL Facility(3)	347,275	347,275	—
New Secured Notes(4)	—	—	300,000
New Unsecured Notes(5)	—	—	200,000
2022 Notes(6)	300,000	300,000	300,000
Other Financing Obligations	38,475	38,475	38,475
New Deferred Financing Fees(7)	—	—	(25,201)
Existing Deferred Financing Fees(8)	(21,667)	(21,667)	(21,667)

Total Debt	664,083	664,083	1,651,807
Equity:
Common Stock(9)(10)	8	9	10
Class B Common Stock	1	1	1
Additional Paid in Capital(11)	2,122,047	2,226,993	2,362,360
Accumulated Other Comprehensive Loss	(51,798)	(51,798)	(51,798)
Accumulated Deficit	(1,640,466)	(1,640,466)	(1,664,530)

Total Shareholder's Equity	429,792	534,739	646,043
Non-Controlling Interests	48,307	48,307	54,084

Total Equity(12)	478,099	583,046	700,127

Total Capitalization	$1,142,182	$1,247,129	$2,351,934

(1)
As adjusted, reflects cash and cash equivalents including net proceeds to us from this offering to be approximately $104.9 million, after deducting the underwriting discount and our estimated offering expenses, in each case assuming a public offering price of $15.80 per share, the closing price of our Common Stock on Nasdaq on July 20, 2018. Cash and cash equivalents of $1.1 billion generated by the $104.9 million in net proceeds from the Common Stock offered hereby as well as the $494.6 million net proceeds from the draw and paydown on the Amended ABL Facility net of offering costs, net proceeds of $294.1 million from the Secured Notes Offering and net proceeds of $199.1 million from the Unsecured Financing, offset by a cash payment of $1.0638 billion for the Cash Consideration and associated fees and expenses. This amount does not reflect the $30.6 million in transaction fees that will be paid after the closing of the Transactions.

(2)
Upon the closing of the ModSpace Acquisition, the Amended ABL Facility will become effective, which expands WSII's existing ABL Facility from $600.0 million to $1.35 billion, with an accordion feature allowing up to $1.8 billion of capacity. We expect an incremental draw of $513.0 million on the Amended ABL Facility as part of the ModSpace Acquisition.

(3)
Reflects the aggregate principal amount of borrowings under the existing ABL Facility.

(4)
Reflects the aggregate principal amount of the Secured Notes expected to be offered in the Secured Notes Offering.

(5)
Reflects the aggregate principal amount of the Unsecured Notes expected to be offered in the Unsecured Financing.

(6)
Reflects the aggregate principal amount of the 2022 Notes.

(7)
Reflects fees expected to be paid in connection with this offering and the Other Financing Transactions, which will be shown as a reduction of debt, including $0.9 million related to the Unsecured Notes, $18.3 million related to the Amended ABL Facility, and $5.9 million related to the Secured Notes to be offered in the Secured Notes Offering.

(8)
Reflects fees paid in connection with the Amended ABL Facility and the 2022 Notes, which are shown as a reduction of debt.

(9)
Reflects increase in Common Stock as a result of the Common Stock offered hereby, and the Common Stock issuable to the sellers of ModSpace in connection with the ModSpace Acquisition, subject to certain restrictions and protections as part of the ModSpace Acquisition.

(10)
In the event we increase or decrease the size of this offering, we expect to decrease or increase, on a dollar-for-dollar basis, the amount of our incremental borrowings under the Amended ABL Facility. Assuming no exercise of the underwriters' option to purchase additional shares, each $1.00 increase or decrease in the assumed offering price of $15.80 per share (the closing price of our Common Stock on Nasdaq on July 20, 2018) would increase or decrease the net proceeds to us from this offering by approximately $6.7 million, assuming the number of shares offered, as set forth on the cover page of this prospectus supplement remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $15.1 million, assuming that the price per share for the offering remains at $15.80 (the closing price of our Common Stock on Nasdaq on July 20, 2018), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For additional information, see the unaudited pro forma condensed financial information of WillScot included in our Current Report on Form 8-K filed with the SEC on July 24, 2018, which is incorporated by reference into this prospectus supplement.

(11)
Reflects $104.9 million in net proceeds from the offering of Common Stock hereby, plus $39.1 million for the 10,000,000 ModSpace Warrants, less $102.0 million for the 6,458,500 shares of Common Stock issued to the sellers of ModSpace in connection with the ModSpace Acquisition, less an additional $5.8 million of non-controlling interests.

(12)
Reflects the addition of $104.9 million in net proceeds from this offering and the Common Stock issuable to the sellers in the ModSpace Acquisition, as well as the increase in non-controlling interest of $5.8 million related to the ModSpace Acquisition.

PRICE RANGE AND VOLUME OF COMMON STOCK AND DIVIDENDS

        Our Common Stock is listed on Nasdaq under the symbol "WSC." Through November 29, 2017, our common stock, warrants, and units were quoted under the symbols "EAGL," "EAGLW" and "EAGLU," respectively. Upon consummation of our business combination with WSII, our public units automatically separated into their component securities and, as a result, no longer trade as a separate security. These units were delisted from Nasdaq.

        The following table includes the high and low closing prices for shares of our Common Stock for the periods presented. Share prices for the fourth quarter of 2017 represent prices for Common Stock of WillScot Corporation which came into existence on November 29, 2017 as part of the business combination. Share prices for all other periods presented represent prices for Class A ordinary shares of Double Eagle.

	Common Stock
	Low	High
Fiscal Year 2018:
Third Quarter (through July 20, 2018)	$14.65	$15.85
Second Quarter	$11.80	$15.20
First Quarter	$11.95	$13.75
Fiscal Year 2017:
Fourth Quarter	$9.75	$12.90
Third Quarter	$9.95	$10.15
Second Quarter	$9.95	$10.10
First Quarter	$9.90	$10.05
Fiscal Year 2016:
Fourth Quarter	$9.75	$9.95
Third Quarter	$9.70	$10.11
Second Quarter	$9.64	$9.79
First Quarter	$9.50	$9.78

        The closing price of our Common Stock on Nasdaq on July 20, 2018 was $15.80. As of June 30, 2018, there were 8 registered stockholders of record of our Common Stock.

Dividend Policy

        We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The determination of whether or not we pay any cash dividends from time to time is within the discretion of our board of directors. Further, our ability to declare dividends may be limited by restrictive covenants under our financing arrangements.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership, and disposition of shares of our Common Stock. This discussion deals only with shares of our Common Stock held as capital assets, for U.S. federal income tax purposes, by investors who purchase shares of our Common Stock in this offering. This discussion does not cover all aspects of U.S. federal taxation that may be relevant to the purchase, ownership or disposition of shares of our Common Stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of our Common Stock, certain former citizens or long-term residents of the United States, a person that is a "controlled foreign corporation," a person that is a "passive foreign investment company," persons holding shares of our Common Stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement or that are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our Common Stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of shares of our Common Stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our Common Stock. A "Non-U.S. Holder" means any beneficial owner of shares of our Common Stock that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. Holder.

        This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Tax Consequences to U.S. Holders

        Dividends.    A distribution of cash or property with respect to shares of our Common Stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary dividend income when received. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, and reduce the U.S. Holder's tax basis in the shares of our Common Stock (but not below zero), and thereafter as a capital gain from the sale or exchange of such Common Stock. Dividends received by a non-corporate U.S. Holder generally will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder generally will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

        Sale, Exchange or Other Taxable Disposition of Common Stock.    For U.S. federal income tax purposes, gain or loss that a U.S. Holder realizes on the sale or other disposition of shares of our Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder's tax basis in the shares of our Common Stock that were sold. A U.S. Holder's tax basis in the Common Stock is generally its purchase price for the Common Stock. Long-term capital gains recognized by non-corporate U.S. Holders generally will be subject to tax at reduced rates. The deductibility of capital losses may be subject to limitations.

Tax Consequences to Non-U.S. Holders

        Dividends.    A distribution of cash or property with respect to shares of our Common Stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the non-U.S. Holder's investment, up to the non-U.S. Holder's tax basis in the shares of our Common Stock, and thereafter as a capital gain subject to the tax treatment described below in "—Sale, Exchange or Other Taxable Disposition of Common Stock."

        Except as described below with respect to effectively connected dividends and subject to the discussion below under "Information Reporting and Backup Withholding," dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty.

        Even if a Non-U.S. Holder is eligible for a lower treaty rate, we generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless:

  •
  the Non-U.S. Holder has furnished a valid Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E or other documentary evidence establishing the Non-U.S. Holder's entitlement to the lower treaty rate with respect to such payments and the withholding agent does not have actual knowledge or reason to know to the contrary, and

  •
  if required by Sections 1471 to 1474 of the Code ("FATCA") or any intergovernmental agreement enacted pursuant to FATCA, the Non-U.S. Holder or any entity through which the Non-U.S. Holder receives such dividends has provided the withholding agent with certain information with respect to the Non-U.S. Holder's or the entity's direct and indirect U.S. owners, if any, and if the Non-U.S. Holder holds the shares of our Common Stock through a non-U.S. financial institution, the institution has entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments to certain account holders, or has satisfied similar requirements under an intergovernmental agreement between the United States and another country, and the Non-U.S. Holder has provided any required information to the institution.

        If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investments in the shares of our Common Stock.

        If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

        Any such effectively connected dividends will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person and will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

        Sale, Exchange or Other Taxable Disposition of Common Stock.    Subject to the discussion below under "Information Reporting and Backup Withholding," Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our Common Stock unless: (i) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); (ii) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition and other conditions are met; or (iii) our Common Stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Gain described in (i) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. person and will be subject to the U.S. federal income tax on the net gain derived from the sale or other taxable disposition under regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

        Gain described in (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or that will not become a USRPHC in the future. Even if we are or were to become a USRPHC, our Common Stock will not be treated as a USRPI if our Common Stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or the Non-U.S. Holder's holding period for, our Common Stock.

        In the case of the sale or disposition of shares of our Common Stock on or after January 1, 2019, a Non-U.S. Holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition under FATCA unless the requirements described in the last bullet point under "Dividends" above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the shares of our Common Stock and the potential for a refund or credit in the case of any withholding tax.

Information Reporting and Backup Withholding

        Information returns are required to be filed with the IRS with respect to payments (including sales proceeds) made to certain holders. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of backup withholding tax. Any amount paid as backup withholding may be creditable against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC

Total:	7,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of Common Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,050,000 additional shares of Common Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,050,000 shares of Common Stock.

	Per Share	Total No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.4 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $15,000.

        Our Common Stock is traded on Nasdaq under the trading symbol "WSC".

        We and all directors and executive officers and Sapphire Holding S.á r.l., an entity controlled by TDR Capital, have agreed that, without the prior written consent of Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus supplement (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock.

whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of shares to the underwriters; or

  •
  the issuance by the Company of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance compensation awards or stock bonus awards pursuant to an incentive plan in effect on the date of this prospectus supplement;

  •
  the issuance by the Company of shares of Common Stock and Company Warrants (as defined in the Merger Agreement) as contemplated by the Merger Agreement, including (A) as consideration for the ModSpace Acquisition and (B) pursuant to the exercise of Company Warrants, as applicable;

  •
  the filing and request for effectiveness of any registration statement with the SEC relating to the resale of shares of Common Stock requested to be so registered by the selling stockholders named therein, pursuant to the terms of that certain Amended and Restated Registration Rights Agreement, dated November 29, 2017 by and among the Company, Sapphire Holding S.á r.l., Algeco/Scotsman Holdings S.á r.l., Double Eagle Acquisition LLC and the other parties named therein or, after the closing date of the ModSpace Acquisition, pursuant to the registration rights agreement entered into on such date, as contemplated by the Merger Agreement;

  •
  the issuance by the Company of shares of Common Stock in exchange for shares of Common Stock, par value $0.001, of Williams Scotsman Holding Corp., pursuant to the certain exchange agreement, dated November 29, 2017, by and among the Company, Williams Scotsman Holdings Corp., Algeco Scotsman Global S.á r.l. and Algeco Scotsman Holdings Kft.;

  •
  any distribution to the members of DEAL of the 1,553,125 shares of common stock released from escrow to DEAL on January 19, 2018 pursuant to the terms of that certain earnout agreement dated November 29, 2017 by and among Sapphire, DEAL and Harry E. Sloan;

  •
  any pledge of shares of common stock held, as of the date of this prospectus supplement, by Sapphire pursuant to a pledge agreement of which the underwriters have been advised in writing, and any transfer as a remedy for the aforementioned pledge; provided that, during the restricted period, Sapphire shall provide Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated prior written notice informing it of any public filing, report or announcement with respect to such event of default, foreclosure or transfer;

  •
  transactions by any person other than us relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with subsequent sales of the Common Stock or other securities acquired in such open market transactions; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the restricted period.

        Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their sole discretion, may release the Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option of purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may raise or maintain the market price of the Common Stock above independent market levels or prevent or retard a decline in the market price of the Common Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Common Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, the underwriters, or their affiliates, have committed to provide the Secured Bridge Facility and the Unsecured Bridge Facility to the Company or its affiliates under certain circumstances, for which they will be paid customary fees. The commitment in respect of the Unsecured Bridge Facility will be reduced with certain proceeds of this offering in accordance with the terms of the ABL/Bridge Debt Commitment Letter, as further described in "Summary—The Transactions." Furthermore, affiliates of the underwriters, will act as lenders in respect of the ABL Facility and anticipated borrowings under the ABL Facility may be reduced by certain proceeds of this offering in accordance with the terms of the ABL/Bridge Debt Commitment Letter, as further described in "Summary—The Transactions."

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        In addition, we have granted the underwriters the right to participate in any public or private offering of securities by us, subject to certain limitations.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Common Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.

Canada

        The Common Stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Common Stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

        The Common Stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Common Stock may not be circulated or distributed, nor may the shares of Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA") (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Common Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

        Where the shares of Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Common Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

        No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Common Stock.

        Accordingly, the shares of Common Stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

  For Qualified Institutional Investors, or QII

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Common Stock constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Common Stock. The shares of Common Stock may only be transferred to QIIs.

  For Non-QII Investors

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Common Stock constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Common Stock. The shares of Common Stock may only be transferred en bloc without subdivision to a single investor.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of WillScot Corporation appearing in WillScot Corporation's Annual Report ("Form 10-K") for the year ended December 31, 2017, have been audited by Ernst & Young LLP ("EY"), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Prior to the engagement of EY as WSII's independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board ("PCAOB"), EY and other associated entities of Ernst & Young Global Limited ("EYG") had lending relationships with a 12.40% owner of WSII's parent company. The independent auditor having a lending relationship with a record or beneficial owner of greater than 10% of the outstanding shares of the parent of an audit client is not in accordance with the auditor independence rules of Regulation S-X and the PCAOB. All such lending relationships were terminated during 2015. The lending relationship did not affect the audit procedures or audit judgments in connection with the audits of WSII's consolidated financial statements.

        Additionally prior to the engagement of EY as WSII's independent registered public accounting firm under the PCAOB standards, a member firm of EYG in Norway was engaged to provide a loan staffing service whereby an employee of such member firm acted in a management function from January 2015 through July 2015 for a controlled investee of TDR Capital LLP, the ultimate parent of WSII. The entity for whom the engagement was performed is an affiliate of WSII under the SEC independence rules by virtue of being under common control by the same ultimate parent. This service is prohibited under the auditor independence rules of Regulation S-X and the PCAOB. The service was not related to, and did not affect, the consolidated financial statements of WSII nor EY's related audits. Total fees collected by the EYG member firm for the loan staffing services were insignificant in relation to the total fees for EY's audits. None of the professionals who provided the service were members of the EY audit engagement team with respect to the audits of WSII's consolidated financial statements.

        After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matters do not impair EY's ability to exercise objective and impartial judgment in connection with its audits of WSII's consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that EY has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of WSII's consolidated financial statements. After considering these matters, WSII's management and the audit committee charged with governance over WSII concur with EY's conclusions.

INDEPENDENT ACCOUNTANTS

        The audited historical consolidated financial statements of Modular Space Holdings, Inc. as of September 30, 2017 and for the period from March 3, 2017 to March 31, 2017 ("Successor") included on Exhibit 99.1 of WillScot Corporation's Current Report on Form 8-K dated July 24, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's joint prepackaged plan of reorganization and emergence from bankruptcy, as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited historical consolidated financial statements of Modular Space Holdings, Inc. as of September 30, 2016 and for the period from October 1, 2016 to March 2, 2017, and for each of the two years in the period ended September 30, 2016 ("Predecessor") included on Exhibit 99.1 of WillScot Corporation's Current Report on Form 8-K dated July 24, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's joint prepackaged plan of reorganization and emergence from bankruptcy, as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for us by Allen & Overy LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov. Our SEC filings are also available through our website at www.willscot.com. Information on or connected to our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" into this prospectus supplement information contained in the documents we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the completion or termination of the offering (in no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise included in, this prospectus supplement):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  our Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2018;

  •
  our Current Reports on Form 8-K filed with the SEC on January 5, 2018, March 26, 2018, June 21, 2018, June 22, 2018, July 13, 2018, and July 24, 2018; and

  •
  the description of our securities contained in the Proxy Statement/Prospectus for Extraordinary General Meeting of Double Eagle Acquisition Corp. (No. 333-220356) under the heading "Description of Securities," filed with the SEC on November 7, 2017.

        You may obtain a copy of these filings at no cost, by contacting us at any of the following:

WillScot Corporation
901 S. Bond Street, Suite 600
Baltimore, Maryland 21231
Attention: General Counsel & Corporate Secretary
(410) 931-6000

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus which we deliver to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or in any free writing prospectus that we may authorize or provide to you is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. The shares of Common Stock are being offered and sold only in jurisdictions where offers and sales are permitted.

PROSPECTUS

WILLSCOT CORPORATION

$1,000,000,000

Class A Common Stock

Preferred Stock

Warrants

Debt Securities

        We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) shares of our Class A common stock, par value $0.0001 per share (our "Class A Common Stock"), (2) shares of our preferred stock, par value $0.0001 per share (our "Preferred Stock"), (3) warrants to purchase Class A Common Stock or Preferred Stock, or (4) debt securities, which may be senior debt securities or subordinated debt securities, convertible or non-convertible, exchangeable or non-exchangeable, as well as secured or unsecured.

        This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

        We may offer and sell these securities to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. The names of any underwriters, broker-dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

        This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement or a free writing prospectus.

        Our Class A Common Stock is traded on the Nasdaq Capital Market ("Nasdaq") under the symbol "WSC." On March 14, 2018, the last reported sale price of our Class A Common Stock was $13.65. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves a high degree of risk. You should carefully consider the information discussed under the section entitled "Risk Factors" on page 6 of this prospectus before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2018.

        You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus (or the date of the document incorporated by reference into this prospectus).

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $1,000,000,000.

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

        You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials, including the documents incorporated by reference, is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

        Except where the context otherwise requires, "we," "us," "our" and the "Company" refers to (i) for periods prior to the completion of WillScot Corporation's business combination with Williams Scotsman International, Inc. ("WSII") on November 29, 2017, WSII and its subsidiaries, and (ii) for periods following the completion of the business combination, WillScot Corporation and its subsidiaries, including WSII and its subsidiaries.

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.willscot.com). The information on our website is not incorporated by reference into this prospectus.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018 (the "2017 10-K");

  •
  our Current Report on Form 8-K filed with the SEC on January 5, 2018; and

  •
  the description of our securities contained in the Proxy Statement/Prospectus for Extraordinary General Meeting of Double Eagle Acquisition Corp. (No. 333-220356) under the heading "Description of Securities," filed with the SEC on November 7, 2017.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

WillScot Corporation
901 S. Bond Street, Suite 600
Baltimore, Maryland 21213
Attention: General Counsel & Corporate Secretary
(410) 931-6000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Specifically, forward-looking statements may include statements relating to:

  •
  our ability to effectively compete in the modular space and portable storage industry;

  •
  changes in demand within a number of key industry end-markets and geographic regions;

  •
  effective management of our rental equipment;

  •
  our ability to acquire and successfully integrate new operations;

  •
  market conditions and economic factors beyond our control;

  •
  our ability to properly design, manufacture, repair and maintain our rental equipment;

  •
  our operating results or financial estimates (including, without limitation, our estimate of Run-Rate Adjusted EBITDA) fail to meet or exceed our expectations;

  •
  operational, economic, political and regulatory risks;

  •
  the effect of changes in state building codes on our ability to remarket our buildings;

  •
  our ability to effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment;

  •
  foreign currency exchange rate exposure;

  •
  increases in raw material and labor costs;

  •
  our reliance on third party manufacturers and suppliers;

  •
  risks associated with labor relations, labor costs and labor disruptions;

  •
  failure to retain key personnel;

  •
  the effect of impairment charges on our operating results;

  •
  our inability to recognize or use deferred tax assets and tax loss carry forwards;

  •
  our obligations under various laws and regulations;

  •
  the effect of litigation, judgments, orders or regulatory proceedings on our business;

  •
  unanticipated changes in our tax obligations;

  •
  any failure of our management information systems;

  •
  our ability to design, implement and maintain effective internal controls, including disclosure controls and controls over financial reporting;

  •
  natural disasters and other business disruptions;

  •
  our exposure to various possible claims and the potential inadequacy of our insurance;

  •
  our ability to deploy our units effectively, including our ability to close projected unit sales;

  •
  any failure by our prior owner or its affiliates to perform under or comply with our transition services and intellectual property agreements;

  •
  our ability to fulfill our public company obligations;

  •
  our subsidiaries' ability to meet their debt service requirements and obligations;

  •
  our subsidiaries' ability to take certain actions, or to permit us to take certain actions, under the agreements governing their indebtedness; and

  •
  other risks and uncertainties described in our Annual Report on Form 10-K, filed with the SEC on March 16, 2017, which is incorporated herein by reference.

        Our forward-looking statements speak only as of the date of time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

 THE COMPANY

        This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading "Where You Can Find More Information," including the documents incorporated by reference to the registration statement of which this prospectus forms a part.

        Headquartered in Baltimore, Maryland, we are a market leader in the North America specialty rental services industry. We provide innovative modular space and portable storage solutions to diverse end markets utilizing a branch network of over 100 locations throughout the United States, Canada and Mexico.

        We lease modular space and portable storage units to customers in the commercial and industrial, construction, education, energy and natural resources, government and other end-markets. We deliver "Ready to Work" solutions through our growing offering of value-added products and services ("VAPS"), such as the rental of steps, ramps, and furniture packages, damage waivers and other amenities. These turnkey solutions offer customers flexible, low-cost and timely solutions to meet their space needs on an outsourced basis. We complement our core leasing business by selling both new and used units, allowing us to leverage our scale, achieve purchasing benefits and redeploy capital employed in our lease fleet. Our sales services including delivery, installation and other ancillary products and services.

        We are the holding company for WSII and its subsidiaries (the "Williams Scotsman family of companies"). All of our assets and operations are owned through Williams Scotsman Holdings Corp. ("WS Holdings."). We operate and own 90% of WS Holdings, and an affiliate of TDR Capital LLP (together with its affiliates, "TDR Capital") owns the remaining 10%.

        We were originally formed as a Cayman Islands exempted company in June 2015 and were incorporated as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination transaction. We completed a business combination transaction on November 29, 2017 pursuant to which we acquired the Williams Scotsman family of companies, deregistered as a Cayman Islands exempted company, domesticated as a Delaware corporation and changed our name to WillScot Corporation.

        Our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol "WSC."

        Our principal executive offices are located at 901 S. Bond Street, Suite 600, Baltimore, Maryland. Our telephone number is (410) 931-6000. Our website address is www.willscot.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS

        You should consider the specific risks described in the 2017 10-K, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See "Where You Can Find More Information." Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting us. Each of risks described in these documents could materially and adversely affect its business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect its business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of consolidated earnings to fixed charges for each of the periods indicated. We do not have any Preferred Stock outstanding as of the date of this prospectus and did not have any Preferred Stock with required dividend payments during any of the periods presented below. Therefore, there are no preferred dividends included in our calculation of these ratios.

	Year Ended December 31,
	2017	2016	2015
Ratio of earnings to fixed charges(1)	(.39)	.07	(.12)

(1)
For purposes of calculating our ratio of earnings to fixed charges:

•
Earnings available for fixed charges are calculated first, by determining the sum of: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) your share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From this total, we subtracted: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

•
Fixed charges are calculated as the sum of: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

•
The ratio of earnings to fixed charges is determined by dividing earnings by fixed charges, as defined above.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

        This prospectus contains a summary of our Common Stock (as defined below), Preferred Stock, warrants, and debt securities. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

        We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our certificate of incorporation and bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law.

Authorized and Outstanding Stock

        Our Certificate of Incorporation authorizes the issuance of 501,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, including 400,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B common stock (our "Class B Common Stock" and together with our Class A Common Stock, our "Common Stock") and (ii) 1,000,000 shares of Preferred Stock.

Common Stock

        This section describes the general terms and provisions of our Common Stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

        The holders of shares of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class A Common Stock will be entitled to receive dividends if and when declared by our Board out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B Common Stock are not entitled to share in any such dividends or other distributions. Upon liquidation, dissolution or winding-up of our Company, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets available for distribution, after the rights of the holders of any Preferred Stock have been satisfied. Holders of Class B Common Stock are not entitled to receive any portion of such assets in respect of their shares of Class B Common Stock. Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Preferred Stock

        This section describes the general terms and provisions of our Preferred Stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part

        Preferred Stock may be issued from time to time in one or more series. Our Board can fix the rights, preferences and privileges applicable to the shares of each series and any of its qualifications, limitations or restrictions. Our Board is authorized, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof.

        Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the Preferred Stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of Preferred Stock we are offering before the issuance of that series of Preferred Stock. This description will include:

  •
  the title and stated value;

  •
  the number of shares we are offering;

  •
  the liquidation preference per share;

  •
  the purchase price per share;

  •
  the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

  •
  any listing of the Preferred Stock on any securities exchange or market;

  •
  whether the Preferred Stock will be convertible into our Class A Common Stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

  •
  whether the Preferred Stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

  •
  voting rights, if any, of the Preferred Stock;

  •
  preemption rights, if any;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  whether interests in the Preferred Stock will be represented by depositary shares;

  •
  a discussion of any material or special United States federal income tax considerations applicable to the Preferred Stock;

  •
  the relative ranking and preferences of the Preferred Stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

  •
  any limitations on issuances of any class or series of Preferred Stock ranking senior to or on a parity with the series of Preferred Stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

  •
  any other specific terms, rights, preferences, privileges, qualifications or restrictions of the Preferred Stock.

        The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of Preferred Stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Existing Warrants

        We have outstanding warrants exercisable for 34,750,000 shares of Class A Common Stock, consisting of: (i) 50,000,000 warrants, each exercisable for one-half of one share of common stock issued in connection with Double Eagle's (as defined below)initial public offering (the "Public Warrants") and (ii) 19,500,000 warrants, each exercisable for one-half of one share of common stock (the "Private Warrants," and together with the Public Warrants, the "Existing Warrants"). The Existing Warrants were issued under a warrant agreement dated September 10, 2015, between Continental Stock Transfer & Trust Company, as warrant agent, and Double Eagle Acquisition Corp., our predecessor company ("Double Eagle").

Public Warrants

        Each Public Warrant entitles the registered holder to purchase one-half of one share of our Class A Common Stock at a price of $5.75 per half share, subject to adjustment, at any time. The Public Warrants will expire on November 29, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        We may call the Public Warrants for redemption in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days' prior written notice of redemption to each warrant holder and if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

        The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        Public Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Public Warrant holder.

Private Warrants

        The founders of Double Eagle and our former independent directors purchased 19,500,000 Private Warrants at a price of $0.50 per Private Warrant for an aggregate purchase price of $9,750,000 in a private placement that occurred simultaneously with Double Eagle's initial public offering. The Private Warrants may be exercised at any time. So long as the Private Warrants are held by the initial shareholders or their permitted transferees, such warrants may be exercised on a cashless basis and will not be redeemable by us. If the Private Warrants are held by holders other than the initial shareholders or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants.

        In addition, pursuant to the terms of the Earnout Agreement, all of the Private Warrants held by the founders of our predecessor Double Eagle Acquisition Corp., including Jeff Sagansky (14,550,000 Private Warrants) are subject to transfer restrictions until November 29, 2018, among other terms, and may not be exercised until the expiration of such restrictions under the Earnout Agreement.

Registration Rights

        On November 29, 2017, we entered into an amended and restated registration rights agreement pursuant to which we granted to TDR Capital, the founders of our predecessor Double Eagle Acquisition Corp. and the other parties named therein, certain demand, shelf and piggyback registration rights covering all shares of our Class A Common Stock owned by each holder, until such shares cease to be "Registrable Securities" (as defined therein).

Listing

        Our Class A Common Stock and warrants are listed on Nasdaq under the symbols "WSC" and "WSCWW," respectively.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, NY 10004. The transfer agent for any series of Preferred Stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of our Class A Common Stock, Preferred Stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time;

  •
  information with respect to book-entry procedures, if any; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

        Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

        The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see "Where You Can Find More Information" beginning on page 2 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

Governing Law

        Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

 DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities which may be senior or subordinated, and which may be convertible or non-convertible, exchangeable or non-exchangeable. We may issue debt securities in one or more series.

        The following description briefly sets forth certain general terms and provisions of the debt securities that we may offer and sell from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture, any related security documents and those made a part of the applicable indenture by the Trust Indenture Act of 1939, as amended (the "TIA"). You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

        The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

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  the title and aggregate principal amount of the debt securities;

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  whether the debt securities will be senior or subordinated;

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  whether the debt securities will be secured or unsecured;

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  whether the debt securities are convertible into or exchangeable for other securities;

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  the percentage or percentages of principal amount at which such debt securities will be issued;

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  the interest rate(s) or the method for determining the interest rate(s);

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  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  the maturity date;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such debt securities will be issued;

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  whether such debt securities will be issued in whole or in part in the form of one or more global securities;

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  the identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

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  any applicable subordination provisions for any subordinated debt securities;

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  any restriction or condition on the transferability of the debt securities;

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  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

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  the securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  the extent to which a secondary market for the securities is expected to develop;

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  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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  additional terms not inconsistent with the provisions of the indenture.

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

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  directly to one or more purchasers;

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  through agents;

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  to or through underwriters, brokers or dealers; or

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  through a combination of any of these methods.

        We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus, includes, without limitation, through:

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  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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  privately negotiated transactions.

        We may also enter into hedging transactions. For example, we may:

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  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

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  sell securities short and redeliver such shares to close out our short positions;

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  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

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  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than the Class A Common Stock and the Existing Warrants which are listed for trading on Nasdaq. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrant on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrant will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering of Class A Common Stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Allen & Overy LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Allen & Overy LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement..

EXPERTS

        The consolidated financial statements of WillScot Corporation appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Prior to the engagement of EY as WSII's independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board ("PCAOB"), EY and other associated entities of Ernst & Young Global Limited ("EYG") had lending relationships with a 12.40% owner of WSII's former parent company. The independent auditor having a lending relationship with a record or beneficial owner of greater than 10% of the outstanding shares of the parent of an audit client is not in accordance with the auditor independence rules of Regulation S-X and the PCAOB. All such lending relationships were terminated during 2015. The lending relationship did not affect the audit procedures or audit judgments in connection with the audits of WSII's consolidated financial statements.

        Additionally prior to the engagement of EY as WSII's independent registered public accounting firm under the PCAOB standards, a member firm of EYG in Norway was engaged to provide a loan staffing service whereby an employee of such member firm acted in a management function from January 2015 through July 2015 for a controlled investee of TDR Capital LLP, the former ultimate parent of WSII. The entity for whom the engagement was performed is an affiliate of WSII under the SEC independence rules by virtue of being under common control by the same ultimate parent. This service is prohibited under the auditor independence rules of Regulation S-X and the PCAOB. The service was not related to, and did not affect, the consolidated financial statements of WSII nor EY's related audits. Total fees collected by the EYG member firm for the loan staffing services were insignificant in relation to the total fees for EY's audits. None of the professionals who provided the service were members of the EY audit engagement team with respect to the audits of WSII's consolidated financial statements.

        After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matters do not impair EY's ability to exercise objective and impartial judgment in connection with its audits of WSII's consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that EY has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of WSII's consolidated financial statements. After considering these matters, WillScot Corporation's management and the audit committee charged with governance over WSII concur with EY's conclusions.

7,000,000 Shares

WillScot Corporation

PROSPECTUS SUPPLEMENT

Barclays
Deutsche Bank Securities
Morgan Stanley
BofA Merrill Lynch
Credit Suisse
ING

                        , 2018